Exhibit 10.1

Implementation

Agreement

Dated 8 October 2009

Burgundy Acquisitions I Limited, a company incorporated in Bermuda (“Brookfield Acquisition Co 1”)

Brookfield Asset Management, Inc. (“BAM”)

Burgundy Infrastructure Acquisitions II Limited, a company incorporated in Bermuda (“Brookfield Acquisition Co 2”)

Brookfield Infrastructure L.P. (“Brookfield Infrastructure”)

Babcock & Brown Infrastructure Limited (ABN 61 100 364 234)

Babcock & Brown Investor Services Limited (ABN 67 099 717 638 - AFSL 219 673) (as responsible entity of the Babcock & Brown Infrastructure Trust (ARSN 100 375 479))

Mallesons Stephen Jaques

Level 61

Governor Phillip Tower

1 Farrer Place

Sydney NSW 2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

DX 113 Sydney

www.mallesons.com

DE: BTW

Implementation Agreement

Contents

Details		1

General terms		3
1	Definitions and interpretation	3

1.1	Definitions	3
1.2	References to certain general terms	27
1.3	Next day	29
1.4	Next Business Day	29
1.5	Headings	29
2	Agreement to propose and implement the Transaction	29

2.1	Private Placement	29
2.2	Asset Transactions	30
2.3	Institutional Placement	30
2.4	SPP and Distribution	30
2.5	BBI to seek required BBI Securityholder approvals	31
2.6	Agreement to implement Transaction	31
2.7	Stapling	31
3	Conditions precedent	31

3.1	Conditions precedent	31
3.2	Benefit of certain Conditions Precedent	31
3.3	Waiver of Conditions Precedent	32
3.4	Reasonable endeavours	32
3.5	Regulatory Approvals and Lender Approvals	32
3.6	Notices in relation to Conditions Precedent	33
3.7	Effect of waiver or non-fulfilment	33
3.8	Consultation on failure of Conditions Precedent	34
3.9	Failure to agree	34
4	The Transaction	35

4.1	Relationship between the Private Placement and the Asset Transactions	35
4.2	Use of proceeds from the Transaction	35
4.3	Quarantine Transactions	36
4.4	PD Ports Reorganisation Steps	37
4.5	Completion of the Separation and Internalisation	38
4.6	Completion of the EPS conversion	38
5	Co-operation and timing	38

5.1	General obligations	38
5.2	Access to people and BBI Information	38
5.3	Access to information for other Brookfield purposes	39
6	Implementation obligations of the parties	40

6.1	BBI’s obligations	40
6.2	Brookfield’s obligations	40

Implementation Agreement	i

6.3	Appointment of the Incoming Directors and change of financial year end	40
6.4	Pre-Transaction Completion obligations - DBCT	41
6.5	Assistance with Regulatory Authorities after Transaction Completion	42
7	Explanatory Statement and the Disclosure Document	42

7.1	Preparation of the Explanatory Statement and the Disclosure Document	42
7.2	Content of Explanatory Statement	43
7.3	Disagreement on form or content of Brookfield Information	44
8	Conduct of business	44

8.1	Overview	44
8.2	Prohibited actions	44
9	Exclusivity	45

9.1	No existing discussions	45
9.2	No-shop	45
9.3	No-talk	46
9.4	Notice of unsolicited approach	46
9.5	Exceptions to no-talk	46
9.6	Response to Approach and right to match	47
9.7	Recommendation	47
9.8	Amended Competing Transaction	47
9.9	Legal advice	48
10	Fees Payable	48

10.1	Background	48
10.2	Payment by BBI to Brookfield for termination and surrender of rights	48
10.3	Payment of facilitation fee and out of pocket costs if Transaction Completion occurs	49
10.4	Timing of payment	49
10.5	Nature of payment	50
10.6	BBI’s Limitation of Liability	50
10.7	Brookfield’s Limitation of Liability	50
10.8	Compliance with law	51
10.9	DBCT 49.9% Transaction Documents	51
10.10	Survival	51
11	Call option	51

11.1	Grant of Call Option	51
11.2	Exercise of Call Option	51
11.3	Timing on documentation and completion of transfer	52
11.4	Information rights, conduct of business of PD Ports and no dealings	53
11.5	Required approvals	55
11.6	Payment of sale costs	55
11.7	Background and nature of Call Option	55
11.8	Specific performance	56
11.9	Survival	56

Implementation Agreement	ii

12	Right of first refusal	56

12.1	Grant of right of first refusal	56
12.2	Restrictions on dealings	56
12.3	When restrictions will cease to apply	57
12.4	Terms of right of first refusal	57
12.5	Required approvals	59
12.6	Specific performance	59
12.7	Survival	60
13	Representations and warranties	60

13.1	BBI’s representations and warranties	60
13.2	Limitations	60
13.3	BBI’s indemnity	60
13.4	Brookfield’s representations and warranties	60
13.5	Limitations	61
13.6	Brookfield’s indemnity	61
13.7	Time limits	61
13.8	No double recovery	61
13.9	DBCT 49.9% Transaction representations and warranties	62
13.10	PD Ports representations and warranties	62
13.11	Survival	63
14	Termination	63

14.1	Termination events	63
14.2	Termination	64
14.3	Effect of Termination	64
14.4	Damages	65
15	Public announcements	65

15.1	Public announcement of Transaction	65
15.2	Required disclosure	65
15.3	Disclosure to Brookfield Affiliates	65
16	Confidential Information	65

16.1	Disclosure of Brookfield Confidential Information	65
16.2	Use of Brookfield Confidential Information	66
16.3	Disclosure of BBI Confidential Information	66
16.4	Disclosure by recipient of Confidential Information	66
16.5	Disclosure of DBCT information	67
16.6	Excluded Information	67
16.7	Termination	67
17	Guarantee of Brookfield’s obligations from Guarantor	67

17.1	Consideration	67
17.2	BAM Guarantee	67
17.3	Brookfield Infrastructure Guarantee	68
17.4	Liability of the Guarantors is several and not joint	68
17.5	BAM Indemnity	68
17.6	Brookfield Infrastructure Indemnity	69
17.7	Extent of BAM’s guarantee and indemnity	69
17.8	Extent of Brookfield Infrastructure’s guarantee and indemnity	69
17.9	Payments	69
17.10	No merger	70

Implementation Agreement	iii

17.11	Rights of BBI are protected	70
17.12	Reinstatement of rights	71
17.13	Costs	71
17.14	Limitation of liability	71
17.15	Principal and independent obligation	71
17.16	Benefits held on trust	72
17.17	Expiry of this clause	72
18	Notices and other communications	72

18.1	Form - all communications	72
18.2	Delivery	72
18.3	When effective	73
18.4	When taken to be received	73
18.5	Receipt outside business hours	73
18.6	Service of process	73
19	Goods and services tax (GST)	73

19.1	Consideration does not include GST	73
19.2	Recovery of GST	74
19.3	Time of payment	74
19.4	Adjustment of additional amount	74
19.5	Reimbursement	74
19.6	GST Act	74
19.7	Survival	74
20	BBIS limitation of liability	74
21	Miscellaneous	75

21.1	Discretion in exercising rights	75
21.2	Partial exercising of rights	75
21.3	No liability for loss	75
21.4	Approvals and consents	75
21.5	Conflict of interest	75
21.6	Remedies cumulative	76
21.7	Variation and waiver	76
21.8	No merger	76
21.9	Indemnities	76
21.10	Enforceability	76
21.11	Further steps	76
21.12	Construction	76
21.13	Costs	77
21.14	Entire agreement	77
21.15	Assignment	77
21.16	No representation or reliance	77
21.17	Governing law	78
21.18	Counterparts	78

Schedule 1 - Conditions Precedent (clause 3.1)		79

Schedule 2 - Timetable (clause 5.1)		91

Schedule 3 - BBI’s Obligations (clause 6.1)		92

Schedule 4 - Brookfield’s Obligations (clause 6.2)		95

Schedule 5 - BBI’s representations and warranties (clause 13.1)		96

Implementation Agreement	iv

Schedule 6 - Brookfield’s representations and warranties (clause 13.4)	99

Signing page	100

Annexure A - Announcement (clause 15.1)	105

Annexure B - Subscription Agreement	106

Annexure C - Facilitation Deed	107

Annexure D - PD Ports Transaction Sale and Purchase Agreement	108

Annexure E - Cross Sound Cable Quarantine Agreement Term Sheet	109

Annexure F - DBCT Transaction Documents	110

Annexure G - Not used	111

Annexure H: AET&D Quarantine Agreement Term Sheet	112

Annexure I: Relationship Deed	113

Annexure J: Lender Approvals	114

Annexure K: Transitional Corporate Services Agreement Term Sheet	115

Implementation Agreement	v

Implementation Agreement

Details

Parties	Brookfield Acquisition Co 1, Brookfield Acquisition Co 2, BAM, Brookfield Infrastructure, BBIL and BBIS

Brookfield Acquisition Co 1	Name	Burgundy Acquisitions I Limited, a company incorporated in Bermuda

	Address	Cannon’s Court 22 Victoria Street Hamilton, HM 12, Bermuda

	Fax	+1 441 298 3304

	Attention	Jane Sheere, Corporate Secretary

Brookfield Acquisition Co 2	Name	Burgundy Infrastructure Acquisitions II Limited, a company incorporated in Bermuda

	Address	Cannon’s Court 22 Victoria Street Hamilton, HM 12, Bermuda

	Fax	+1 441 298 3304

	Attention	Jane Sheere, Corporate Secretary

BAM	Name	Brookfield Asset Management, Inc, a company incorporated in Ontario, Canada

	Address	300-181 Bay St Toronto ONM5J2T3 Canada

	Fax	+1 441 298 3304

	Attention	Jane Sheere, Corporate Secretary

Brookfield Infrastructure	Name	Brookfield Infrastructure L.P., a limited partnership formed under the laws of the Bermuda

	Address	Cannon’s Court 22 Victoria Street Hamilton, HM 12, Bermuda

Implementation Agreement	1

	Fax	+1 441 298 3304

	Attention	Jane Sheere, Corporate Secretary

BBIL	Name	Babcock & Brown Infrastructure Limited

	ABN	61 100 364 234

	Address	Level 21, Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia

	Fax	+61 2 9235 3496

	Attention	Chief Executive Officer

BBIS	Name	Babcock & Brown Investor Services Limited (AFSL 219 673) (in its capacity as responsible entity of the Babcock & Brown Infrastructure Trust, ARSN 100 375 479)

	ABN	67 099 717 638

	Address	Level 21, Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia

	Fax	+61 2 9235 3496

	Attention	Chief Executive Officer

Recitals	BBI and Brookfield have agreed to implement the Transaction on the terms and conditions of this agreement.

Governing law	New South Wales

Date of agreement	See Signing page

Implementation Agreement	2

Implementation Agreement

General terms

1	Definitions and interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears.

ACCC Undertakings means the following Court enforceable undertakings given by BBI and its subsidiaries to the ACCC under section 87B of the Trade Practices Act 1974:

(a)

an undertaking given by parties including WestNet Infrastructure Group Ltd (formerly known as Alinta 2000 Limited and as Alinta Limited), Jemena Asset Management (6) Pty Ltd (formerly known as Alinta Asset Management Pty Ltd and as Alinta Network Services), AMPCI Macquarie Infrastructure Management No 1 Limited in its capacity as responsible entity of the Diversified Utility and Energy Trust No. 1, AMPCI Macquarie Infrastructure Management No 2 Limited in its capacity as responsible entity of the Diversified Utility and Energy Trust No. 2 and DBNGP Holdings Limited dated 22 October 2004;

(b)	an undertaking given by BBI and Babcock & Brown Power Limited dated 13 August 2007; and

(c)	an undertaking given by BBI and Singapore Power International Pte Ltd dated 13 August 2007.

Adjusted EBITDA shall be equal to earnings before depreciation and amortization, interest expense and taxes less maintenance capital expenditures calculated on the same basis as presented in BBI’s 2009 Full Year Results presentation and in accordance with A-IFRS to the extent applicable.

AET&D means the AET&D business comprising:

(a)	BBI’s 100% interest in the Tasmanian Gas Pipeline;

(b)	BBI’s 20.1% interest in MultiNet Gas Networks;

(c)	BBI’s 74.1% interest in WA Gas Networks (“WAGN”);

(d)	BBI’s 20% interest in Dampier Bunbury Natural Gas Pipeline (“DBP”); and

(e)	BBI’s 100% interest in WestNet Energy Services; and

(f)	BBI’s 100% interest in WestNet Infrastructure Group.

However, for the avoidance of doubt, the AET&D business does not include BBI’s 100% interest in Tasmanian Gas Networks.

AET&D Option Exercise Price means $1.

Implementation Agreement	3

AET&D Quarantine Agreement means the agreement between the parties indicated in the AET&D Quarantine Agreement Term Sheet on terms that reflect the AET&D Quarantine Agreement Term Sheet.

AET&D Quarantine Agreement Term Sheet means the AET&D Quarantine Agreement Term Sheet set out in Annexure H.

Affiliate is given a meaning such that a person is an “affiliate” of another person, if one is directly or indirectly controlled by that other person or if both are directly or indirectly controlled by another person; and for the purposes of this definition only “control” of a person means the right to (i) elect or appoint a majority of the directors (or persons or entities performing a similar function) of such person, (ii) the ability to otherwise exercise a majority of the voting rights in respect of that person, or (iii) the ability to otherwise control the management of such person whether by virtue of the terms of its constitutional documents, contractual rights, or otherwise; and “controlled” and “controlling” have a corresponding meaning and includes a partnership or other fund or account which is exclusively managed by BAM, Brookfield Infrastructure or any of their wholly owned Subsidiaries.

Agreed Costs means £6,612,500 or such lower amount that is payable by PD Ports to Hi Deal Partners, RBS and Commerz Bank (formerly Dresner) in respect of success and other fees in connection with a sale of the ownership interests in PD Ports.

Agreed Terms means the transfer by BBI Port Holdings Pty Ltd of all of the ownership interests in PD Ports to Brookfield (or its Affiliates or any of their respective designees) for the Applicable Price on the terms and conditions to be set out in clause 11.

Alternative Transaction means a transaction which, if completed, would mean a person or persons (other than Brookfield Entities or their Representatives), would:

(a)	directly or indirectly, acquire an interest or relevant interest in or become the holder of:

(i)	35% or more of any of the BBI Securities; or

(ii)	all or a substantial part of the business conducted by BBI Group;

(b)	acquire control of BBIL or the majority of its Subsidiaries (measured by net asset value) within the meaning of section 50AA of the Corporations Act; or

(c)	otherwise acquire or merge (including by a reverse takeover bid or dual listed company structure) with BBI.

Applicable Price means in respect of all of the ownership interests in PD Ports, £3, including the (indirect) assumption of £315 million in debt.

Approved means approved by a majority of the Nomination Committee, acting reasonably and in good faith, pursuant to the Appointments Policy (as applied in the ordinary course and in a manner that is consistent in its application to the Brookfield Entities and their officers and employees, as compared to any other person).

Implementation Agreement	4

ASIC means the Australian Securities & Investments Commission.

Asset Transactions means each of the:

(a)	PD Ports Transaction; and

(b)	DBCT 49.9% Transaction.

Asset Transaction Agreements means each of the:

(a)	PD Ports Transaction Sale and Purchase Agreement; and

(b)	DBCT 49.9% Transaction Documents.

Asset Transaction Interests means the ownership or economic interests (including, where applicable, equity and debt interests) to be acquired by Brookfield under the Asset Transaction Agreements.

ASTC Settlement Rules means the rules of ASTC from time to time, except to the extent of any relief given by ASTC.

ASX means ASX Limited or Australian Securities Exchange, as appropriate.

Authorised Officer means, in respect of a party, a director or secretary of the party or any other person appointed by a party to act as an Authorised Officer under this agreement.

Babcock & Brown Group means Babcock & Brown Limited ABN 53 108 614 955 (in liquidation) and its Subsidiaries.

BAM means Brookfield Asset Management, Inc.

BBI or BBI Entities means together BBIL and BBIT (acting through BBIS in its capacity as responsible entity of BBIT) and, if Stapling occurs, together with the third entity which will form the Triple Stapled Security, or any of them as the context requires.

BBI Boards means the BBIL Board and the BBIS Board.

BBI Confidential Information means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the parties before, on or after the date of this agreement relating to the business, technology or other affairs of the BBI Group.

BBI Constitutions means the BBIL Constitution, the BBIT Constitution and the BBI Stapling Deed.

BBI Corporate Debt Documents means each of the following:

(a)

Deed of Common Provisions dated 30 November 2005 between BBI Finance Pty Limited, BBI Networks (New Zealand) Limited, BBI Networks (Australia) Pty Limited, Australia and New Zealand Banking Group Limited (as the Head Agent), BNY Trust Company of Australia Limited (as Security Trustee) and others as amended and restated on 12 February 2008 and most recently on 24 February 2009 (BBI DCP);

Implementation Agreement	5

(b)	Security Trust Deed dated 24 December 2002 between BBI Finance Pty Limited, the Security Trustee named therein and others as amended from time to time;

(c)

Finance Parties Co-ordination Deed dated 30 November 2005 between BBI Finance Pty Limited, BBI Networks (New Zealand) Limited, the Head Agent named therein, the Security Trustee named therein and others; and

(d)	each other “Finance Document” as defined in the BBI DCP.

BBI Directors means the directors of each of the BBI Entities.

BBI Group means the BBI Entities and each of their respective Subsidiaries and sub-trusts.

BBI Group Member means any member of the BBI Group.

BBI Indemnified Parties means each of BBIL and BBIS (in its capacity as responsible entity of BBIT) and their respective officers, employees, and advisers and their respective Related Bodies Corporate, sub-trusts and Affiliates and the officers, employees and advisers of each of their respective Related Bodies Corporate, sub-trusts and Affiliates.

BBIL Board means the board of directors of BBIL.

BBI Material Adverse Change means any change or development (including but not limited to any regulatory change), action, event, occurrence or matter (and, in the case of a pre-existing circumstance, any worsening thereof) that occurs after the date of this agreement and that, when aggregated with all such events, has, or would reasonably be expected to have, resulted in:

(a)

the value of the consolidated total liabilities of BBI increasing by $90 million or Adjusted EBITDA of BBI on an annualized proportional basis being reduced by at least $18 million, in both cases when compared to the amounts presented in BBI’s 2009 Full Year Results; or

(b)

an adverse effect on the current or future business, operations, regulatory status, assets, capitalization, financial condition, cash flows, or results of operations of BBI or any of BBI’s material assets (including any event, occurrence, matter or action that has a change or effect that gives rise to an aggregate remedial cost (including consequential loss of profit) to BBI) on a consolidated basis in excess of $90 million, other than any change occurring solely as a result of the satisfaction and completion of the terms of the Transaction.

BBI Prescribed Event means, except as expressly contemplated by this agreement or as contemplated in the Project Burgundy Step Plan, any of the following:

(a)	either of BBIT or BBIL converts all or any of its shares or units into a larger or smaller number of shares or units other than pursuant to the BBI Security Consolidation;

(b)	either of BBIT or BBIL resolves to reduce its capital in any way or reclassifies, combines, splits or redeems or repurchases directly or

Implementation Agreement	6

indirectly any of its issued securities or financial products other than pursuant to the BBI Security Consolidation and the Separation and Internalisation or the Stapling;

(c)	either of BBIT or BBIL:

(i)	enters into a buy-back agreement or withdrawal offer; or

(ii)	resolves to approve the terms of a buy-back agreement or withdrawal offer under the Corporations Act;

(d)

either of BBIT or BBIL makes or declares, or announces an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie), other than pursuant to the Distribution, the EPS Dividend Payment or the Stapling;

(e)	either of BBIT or BBIL or any of its Subsidiaries or sub-trusts:

(i)	issues shares or units (as appropriate), other than as a result of conversion of any SPARCS or EPS (as the case may be);

(ii)	grants an option over its shares or units (as appropriate); or

(iii)	agrees to make such an issue or grant such an option,

in each case to a person outside the BBI Group;

(f)	either of BBIT or BBIL or any of their Subsidiaries or sub-trusts:

(i)	issues securities or other instruments convertible into shares, units or debt securities; or

(ii)	agrees to issue securities or other instruments convertible into shares, units or debt securities, in each case to a person outside the BBI Group,

in each case to a person outside the BBI Group;

(g)

either of BBIS or BBIL adopts a new constitution or modifies or repeals its constitution (including the BBI Constitutions) or a provision of it (other than pursuant to any amendment required following the approval of the resolution at paragraph (e) of the definition of BBI Securityholder Meeting or to permit the Transaction or any other amendments in relation to the Separation and Internalisation or Stapling or which are otherwise described in the Disclosure Document or Explanatory Statement);

(h)

either of BBIT (or BBIS, as applicable) or BBIL or any of its Subsidiaries or sub-trusts disposes, or agrees to dispose of the whole or a substantial part of the BBI Group’s business, property or undertaking;

(i)	either of BBIT (or BBIS, as applicable) or BBIL or any of its Subsidiaries or sub-trusts:

(i)	acquires or disposes of;

(ii)	agrees to acquire or dispose of; or

Implementation Agreement	7

(iii)	offers, proposes, announces a bid or tenders for,

any business, assets, entity or undertaking the value of which, individually exceeds $5 million, or in the aggregate exceeds $90 million;

(j)

any of BBIT (or BBIS, as applicable) or BBIL or any of their Subsidiaries or sub-trusts create, or agree to create, any new Encumbrance over the whole or any part of its business or property, other than non-material Encumbrances incurred in the ordinary course of business and consistent with past practice or Encumbrances contemplated by the Transaction;

(k)	either of BBIT (or BBIS, as applicable) or BBIL enters into or agrees to enter into a Material Contract;

(l)

either of BBIT or BBIL or any of their Subsidiaries becomes Insolvent, or any of their sub-trusts are wound up or terminated which results, or is reasonably likely to result, in a BBI Material Adverse Change;

(m)

either of BBIS or BBIL effects or facilitates the retirement, removal or replacement of BBIS as trustee or responsible entity of BBIT or a valid notice is received by BBIS requisitioning a meeting of BBI Securityholders to replace BBIS as the responsible entity of BBIT;

(n)

either of BBIS or BBIL does or omits to do anything that could restrict BBIS’s right of indemnity from the Trust Property in respect of obligations incurred by BBIS under the documents to which it is a party;

(o)

either of BBIS or BBIL does or omits to do anything that could restrict or impair the ability of BBIS to comply with its obligations under the documents to which it is a party which results, or is reasonably likely to result, in a BBI Material Adverse Change;

(p)	either of BBIS or BBIL effects or facilitates the termination of BBIT;

(q)	(not used);

(r)	either of BBIS or BBIL effects or facilitates the resettlement of the Trust Property;

(s)

the occurrence of any review event or event of default after the date of this agreement under any third party loan to any BBI Group Member where the principal amount exceeds $5 million and the taking of any step by any lender thereunder to enforce the terms thereof; or

(t)	BBIT or BBIL ceases to be admitted to the official list of ASX,

provided that a BBI Prescribed Event will not occur where BBI has first consulted with Brookfield in relation to the event and Brookfield has (in its sole and absolute discretion) approved in writing the proposed event.

BBI Security means a stapled security comprising one BBIL Share stapled to one BBIT Unit and BBI Securities means all of them.

BBI Security Consolidation means the consolidation of BBI Securities on issue immediately after conversion of EPS and any SPARCS (if any) at the ratio of 1 : 1,000.

Implementation Agreement	8

BBI Securityholder means each person who is registered in the Register as the holder of any BBI Securities.

BBI Securityholder Meetings means the meetings to be convened by BBI at which:

(a)	BBI Securityholders will vote on the Private Placement, including under ASX Listing Rule 7.1 and item 7 of section 611 of the Corporations Act;

(b)	BBI Securityholders will vote on the Institutional Placement, including under ASX Listing Rule 7.1;

(c)

BBI Securityholders will vote on the SPP, including under ASX Listing Rule 7.1 and item 7 of section 611 of the Corporations Act (to allow Brookfield to take up BBI Securities as part of the sub-underwriting arrangements referred to in clause 2.4(b);

(d)	BBI Securityholders will vote to approve the Recapitalisation as a whole;

(e)

BBI Securityholders will vote to amend the BBIL Constitution and the BBIT Constitution to allow the sale of fractions of shares and units (respectively) upon consolidation (under the BBI Security Consolidation), to enable the Stapling (including, in respect of the BBIT Constitution, the ability to make distributions in specie), and, in respect of the BBIL Constitution only, the deletion of all references to the A Special Shares and B Special Shares and such other amendments referred to in the Explanatory Statement;

(f)	BBI Securityholders will vote to approve the BBI Security Consolidation;

(g)	BBI Securityholders will vote to change the name of BBIL to ‘Prime Infrastructure Holdings Limited’; and

(h)	BBI Securityholders will vote on any other resolution submitted to BBI Securityholders for their approval in connection with the Transactions.

BBI Securityholder Meetings Date means on or about 16 November 2009 or such other date as is agreed by Brookfield and BBI, each acting reasonably.

BBI Stapling Deed means stapling deed between BBIS and BBIL dated 18 June 2002 as amended.

BBIL Constitution means the constitution of Babcock & Brown Infrastructure Limited dated 5 November 2009, as amended.

BBIL means Babcock & Brown Infrastructure Limited (ABN 61 100 364 234).

BBIL Share means one fully paid ordinary share issued in the capital of BBIL.

BBIL Shareholder means a person who is registered in the Register as the holder of any BBIL Shares and BBIL Shareholders means all of them.

BBIS means Babcock & Brown Investor Services Limited (ABN 67 099 717 638 - AFSL 219 673) in its capacity as responsible entity of BBIT.

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BBIS Board means the board of directors of BBIS.

BBIT means the Babcock & Brown Infrastructure Trust (ARSN 100 375 479).

BBIT Constitution means the Babcock & Brown Infrastructure Trust Deed dated 5 November 2008, as amended.

BBIT Unit means one fully paid ordinary unit in BBIT.

BBIT Unitholder means each person who is registered on the Register as the holder of any BBIT Units and BBIT Unitholders means all of them.

Brookfield means Brookfield Acquisition Co 1 and Brookfield Acquisition Co 2.

Brookfield Board means the board of directors of Brookfield.

Brookfield Confidential Information means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the parties before, on, or after the date of this agreement relating to the business, technology or other affairs of Brookfield Entities.

Brookfield Entity means BAM, Brookfield Infrastructure, Brookfield and any Affiliate or Related Body Corporate of either of BAM, Brookfield Infrastructure or Brookfield.

Brookfield Indemnified Parties means Brookfield, its officers, employees and advisers, its Related Bodies Corporate, its Affiliates, and the officers, employees and advisers of each of its Related Bodies Corporate and Affiliates.

Brookfield Information means the information (already in the public domain) solely regarding Brookfield Entities and their present intentions in relation to BBI as is required to be included in the:

(a)	Explanatory Statement under the Corporations Act, Corporations Regulations, Listing Rules, ASIC Regulatory Guide 74; and

(b)	Disclosure Document under the Corporations Act, Corporations Regulations, Listing Rules, ASIC Regulatory Guide 55, ASIC Regulatory Guide 56 and ASIC Regulatory Guide 168.

Brookfield Infrastructure means Brookfield Infrastructure L.P.

Brookfield Investor means:

(a)

in respect of the Subscription Agreement, Brookfield or the Brookfield Entity notified to BBI two Business Days prior to Transaction Completion and who is described as ‘Brookfield’ in the Subscription Agreement;

(b)	in respect of the PD Ports Transaction, Brookfield or any other person notified to BBI two Business Days prior to the Transaction Completion Date;

(c)	in respect of the Relationship Deed, BAM or Brookfield Infrastructure;

Implementation Agreement	10

(d)	in respect of any other Transaction Document, Brookfield or any other Brookfield Entity notified to BBI two Business Days prior to Transaction Completion Date; and

(e)	in respect of the DBCT ROFR, the entities nominated by Brookfield.

Business Day means a business day as defined in the Listing Rules.

Call Option means the call option granted to Brookfield pursuant to clause 11.1.

Call Option Period means the Call Option Period as defined in clause 11.2(a).

Call Option Trigger Event means the Transaction not proceeding for any reason other than solely as a result of BBI validly terminating this agreement in accordance with clause 14.1(c) or for failure by Brookfield to effect Transaction Completion when obliged to do so.

CFIUS means the Committee on Foreign Investment in the United States.

Claim means any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

(a)	based in contract (including breach of warranty);

(b)	based in tort (including misrepresentation or negligence);

(c)	under common law; or

(d)	under statute,

in any way relating to this agreement and includes a claim, demand, legal proceedings or cause of action arising from a breach of warranty or under an indemnity in this agreement.

Competing Transaction means a transaction which, if completed, would mean a person (other than Brookfield Entities or their Representatives) would:

(a)	directly or indirectly, acquire an interest or relevant interest in or become the holder of:

(i)	20% or more of any of the BBI Securities;

(ii)	all or a substantial part of the business conducted by BBI Group;

(iii)

a substantial interest in any material debt or any material obligation of the BBI Group other than pursuant to a refinancing of any debt or obligations to a bank or other financial institution that does not include the grant, transfer or issue by any BBI Group Member of any equity instrument or any instrument that is convertible or exchangeable into equity interests in any BBI Group Member;

(iv)	any asset(s) of the BBI Group (including completion of any sale by BBI of PD Ports or DBCT) that has an enterprise value exceeding $10 million,

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including the acquisition of any option, warrant or other security convertible or exchangeable into, or exercisable for, or any other right to acquire, such equity, assets, debt or obligations, whether by way of merger, amalgamation, business combination, arrangement, recapitalisation, restructuring or other extraordinary transaction, tender offer, take-over bid, scheme of arrangement, trust scheme, capital reduction, sale of assets, sale of shares, joint venture or exchange offer (but not as custodian, nominee or bare trustee) or any other means;

(b)	acquire control of BBIL or any of its Subsidiaries within the meaning of section 50AA of the Corporations Act; or

(c)	otherwise acquire or merge (including by a reverse takeover bid or dual listed company structure) with BBI.

Conditions Precedent means the conditions precedent set out in schedule 1.

Conditions Precedent to the BBI Securityholder Meeting means the conditions precedent set out in clauses 1 (Lender Approval) and 12 (Independent Expert) of schedule 1.

Conditions Precedent to Transaction Completion means the conditions precedent set out in schedule 1 other than the Conditions Precedent to the BBI Securityholder Meeting.

Confidential Information means Brookfield Confidential Information or BBI Confidential Information.

Convertible Note means the Convertible Note which forms part of the DBCT 49.9% Transaction Documents.

Controller has the meaning it has in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cwlth).

Corporations Regulations means the Corporations Regulations 2001 (Cwlth).

Court means a court of competent jurisdiction under the Corporations Act.

Cross Sound Cable means the business and assets wholly owned by BBI relating to the HVDC transmission cable which links the electricity grids of Long Island and Connecticut in the United States.

Cross Sound Cable Option Exercise Price means $1.

Cross Sound Cable Option Terms means the terms set out in the Cross Sound Cable Quarantine Agreement Term Sheet.

CSC Quarantine Agreement means the agreement between the parties indicated in the Cross Sound Cable Quarantine Agreement Term Sheet on terms reflecting the Cross Sound Cable Quarantine Agreement Term Sheet.

Cross Sound Cable Quarantine Agreement Term Sheet means the Cross Sound Cable Quarantine Agreement Term Sheet set out in Annexure E.

Data Room means the Intralinks virtual data room established by Brookfield, and populated with information by BBI, and the physical data room at Freehills

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containing documents in relation to the BBI Group as listed in the Data Room Index, initialled by the parties.

Data Room Index means the index of documents in the Data Room provided by BBI to Brookfield and initialled by both parties for identification.

DBCT means Dalrymple Bay Coal Terminal in Mackay, Queensland.

DBCT Group means DBCT Management, the DBCT Trust and their respective subsidiaries and sub-trusts.

DBCT Consent Documents means the:

(a)	the Port Services Agreement dated 14 December 2001 between BBIT, DBCT Trustee, DBCT Management and the Ports Corporation of Queensland (Port Services Agreement);

(b)	the ‘Primary Leases’ and the ‘Secondary Leases’ as those terms are defined in the Port Services Agreement;

(c)

DBCT Framework Agreement dated 31 August 2001 between the State of Queensland, the Ports Corporation of Queensland, DBCT Holdings, DBCT Investor Services Pty Ltd, DBCT Management and Babcock & Brown Asset Holdings Pty Ltd ACN 002 332 345 (formerly Babcock & Brown Pty Ltd);

(d)	the BBIT Constitution; and

(e)	the BBIL Constitution.

DBCT Entities means together DBCT Management, the DBCT Trust (acting through DBCT Trustee in its capacity as trustee of DBCT Trust), the DBCT Trustee and each of their respective Subsidiaries and sub-trusts, and DBCT Entity means any of them as the context requires.

DBCT Group Facilities means each of the following:

(a)

the deed of common provisions dated 24 May 2006 made by DBCT Finance Pty Limited ACN 097 955 934 (DBCT Finance), DBCT Management and DBCT Trustee, as amended by a Second Deed of Amendment (Security Trust Deed and Deed of Common Provisions) dated 7 December 2006 (DBCT DCP);

(b)

the security trust deed dated 7 September 2001 between, among others, DBCT Finance, DBCT Management, DBCT Trustee and BOSI Security Services Limited ACN 009 413 852 (DBCT Security Trustee), as amended by a First Deed of Amendment (Security Trust Deed, Share and Unit Mortgage, Deed of Charge and Property Mortgages) dated 24 May 2006 and a Second Deed of Amendment (Security Trust Deed and Deed of Common Provisions) dated 7 December 2006;

(c)

the share and unit mortgage dated 18 June 2002 between BBIL, BBIS and BOSI Security Services Limited (as the Security Trustee), as amended pursuant to a First Deed of Amendment (Security Trust Deed, Share Mortgage, Property Mortgages and Charges) dated 24 May 2006;

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(d)

the A$680 million Notes (A$350 million Tranche A Notes due 9 June 2016, A$230 million Tranche B Notes due 9 June 2021 and A$100 million Tranche C Notes due 9 June 2026) issued by DBCT Finance on 9 June 2006 initially guaranteed by DBCT Management and DBCT Trustee and guaranteed by Syncora Guarantee Inc. as Financial Guarantor (XL Capital Guaranteed Notes);

(e)

the A$295,020,000 CF (Phase 1) Subscription Agreement dated 7 December 2006 between DBCT Finance (as the Borrower), each financier listed in schedule 1 to that agreement (each as a CF (Phase 1) Loan Financier), Australia and New Zealand Banking Group Limited (as CF (Phase 1) Loan Facility Agent), BWA Custodians Limited (as Security Trustee), FGIC UK Limited (as Financial Guarantor) and BTA Institutional Services Australia Limited (as CF (Phase 1) Loan Facility Guarantee Trustee, as amended on 16 May 2007 (CF (Phase 1) Facility);

(f)

the A$200,000,000 CF (Phase 1) Notes due 12 December 2022 issued by DBCT Finance on 12 December 2006 initially guaranteed by DBCT Management and DBCT Trustee (in its capacity as trustee of the DBCT Trust) and guaranteed by FGIC UK Limited as Financial Guarantor (CF (Phase 1) Notes);

(g)

the A$574,000,000 Syndicated Facility Agreement (DBCT Construction Phase 2) dated 11 February 2008 between DBCT Finance (as the Borrower), each financier listed in schedule 1 to that agreement (each as a Construction Financier), Australia and New Zealand Banking Group Limited (as Construction Facility Agent) and BWA Custodians Limited (as Security Trustee) (Phase 2 Syndicated Facility);

(h)

the A$40,000,000 Subscription Agreement dated 31 October 2008 between DBCT Finance (as the Borrower), the financiers listed in schedule 1 to that agreement (each as a Capex Financier), Australia and New Zealand Banking Group Limited (as the Facility Agent) and DBCT Security Trustee (as Security Trustee) (NECAP Facility); and

(i)	each other Finance Document under and as defined in the DBCT DCP.

DBCT Holdings means DBCT Holdings Pty Limited (ACN 096 395 783).

DBCT Management means DBCT Management Pty Limited (ACN 097 698 916).

DBCT Material Contract means a contract or commitment requiring payments over the term of the contract in excess of $10 million under which a person does not have an unconditional right to terminate within 12 months without penalty.

DBCT Prescribed Event means, except where contemplated in any DBCT 49.9% Transaction Document, any of the following:

(a)	any DBCT Entity converts all or any of its shares or units into a larger or smaller number of shares or units;

(b)	any DBCT Entity resolves to reduce its share capital in any way or reclassifies, combines, splits or redeems or repurchases directly or indirectly any of its issued securities or financial products;

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(c)	any DBCT Entity:

(i)	enters into a buy-back agreement or withdrawal offer; or

(ii)	resolves to approve the terms of a buy-back agreement or withdrawal offer under the Corporations Act;

(d)

any DBCT Entity makes or declares, or announces an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie), save for the distribution of any amount consistent with past payments (including for the avoidance of doubt, repayment of any Intra-Group Loans) permitted to be distributed under the DBCT Group Facilities excluding any amount received by the DBCT Entities in respect of the insurance payment in relation to the RL1 reclaimer which may become payable to the DBCT Entities and the proceeds from the final draw of the phase 1 capital expenditure facility or proceeds from any other draw of debt under the DBCT Group Facilities;

(e)	any DBCT Entity:

(i)	issues shares or units (as appropriate);

(ii)	grants an option over its shares or units (as appropriate); or

(iii)	agrees to make such an issue or grant such an option,

in each case to a person outside the DBCT Group;

(f)	any DBCT Entity:

(i)	issues securities or other instruments convertible into shares, units or debt securities; or

(ii)	agrees to issue securities or other instruments convertible into shares, units or debt securities, in each case to a person outside the DBCT Group;

(g)	any DBCT Entity adopts a new constitution or modifies or repeals its constitution or a provision of it;

(h)	any DBCT Entity disposes, or agrees to dispose of the whole or a substantial part of the DBCT Group’s business, property or undertaking;

(i)	any DBCT Entity:

(i)	acquires or disposes of;

(ii)	agrees to acquire or dispose of; or

(iii)	offers, proposes, announces a bid or tenders for,

any business, assets, entity or undertaking the value of which exceeds $10 million;

(j)	any DBCT Entity creates, or agrees to create, any new Encumbrance over the whole or any part of its business or property, other than non-

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material Encumbrances incurred in the ordinary course of business and consistent with past practice;

(k)	any DBCT Entity enters into or agrees to enter into a DBCT Material Contract;

(l)	any DBCT Entity incurs finance debt other than under (i) the DBCT Group Facilities; and (ii) the Intra-Group Loans, in an amount, individually or in the aggregate, exceeding $10 million;

(m)

any DBCT Entity does or omits to do anything that could restrict the DBCT Trustee’s right of indemnity from the property of the DBCT Trust in respect of obligations incurred by DBCT Trustee under the documents to which it is a party;

(n)	any DBCT Entity does or omits to do anything that could restrict or impair the ability of DBCT Trustee to comply with its obligations under the documents to which it is a party;

(o)	any DBCT Entity effects or facilitates the termination of DBCT Trust;

(p)	any DBCT Entity effects or facilitates the resettlement of the property of the DBCT Trust; or

(q)	the occurrence of any event of default under any DBCT Group Facility and the taking of any step by any lender thereunder to enforce the terms thereof,

provided that a DBCT Prescribed Event will not occur where BBI has first consulted with Brookfield in relation to the event and Brookfield has (in its sole and absolute discretion) approved in writing the proposed event.

DBCT Shares means all of the issued share capital in DBCT Management.

DBCT Units means all of the issued units in the trust known as the ‘BBI (DBCT) Trust’ created under the DBCT Trust Deed.

DBCT 49.9% Transaction means the acquisition by Brookfield of 49.9% of the economic interest in DBCT on the terms and conditions set out in this agreement and the DBCT Transaction Documents.

DBCT 49.9% Transaction Documents means:

(a)	the Convertible Note Deed as set out in Annexure F.1 (Convertible Note);

(b)	the swap confirmation as set out in Annexure F.2 (Swap);

(c)	the priority deed as set out in Annexure F.3 (Priority Deed);

(d)	the deed of security as set out in Annexure F.4 (Deed of Security);

(f)	the Voting Agreement;

(g)	a security trust deed (Security Trust Deed),; and

(h)	the ISDA Schedule as set out in Annexure F.6 (ISDA Schedule),

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in each case in substantially the same form as (and in any event no more adverse to Brookfield or BBI than) the terms of those documents as set out in Annexure F.

DBCT Trustee means the trustee of the DBCT Trust and who is at the date of this agreement DBCT Investor Services Pty Limited (ACN 052 156 082) (formerly known as the BBI (DBCT) Investor Services Pty Limited, Prime Infrastructure (DBCT) Investor Services Pty Limited, Prime Infrastructure (DBCT) Investor Services Limited and Babcock & Brown Investor Services Limited).

DBCT Trustee Shares means all the issued share capital in the DBCT Trustee.

DBCT Trust means the trust known at the date of this agreement as the DBCT Trust created by the DBCT Trust Deed.

DBCT Trust Deed means the deed dated 22 August 2001 executed by the DBCT Trustee, as amended from time to time.

Deal when used with respect to an item of property, includes sell, transfer, assign or grant any Encumbrance, trust, option or other right in relation to the whole or part of the item of property or entering, or agreeing to enter, into any arrangement having a similar commercial effect or transferring an economic interest in the whole or part of the item of property.

Details means the section of this agreement headed “Details”.

Disclosure Document means the Prospectus and Product Disclosure Statement (as those terms are defined in the Corporations Act) to be issued by BBI in relation to the Private Placement, Institutional Placement and SPP, which must comply with the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 55, ASIC Regulatory Guide 56, ASIC Regulatory Guide 168 and the Listing Rules.

Distribution means the distribution by BBIT of an aggregate amount of not more than $104 million pro-rata to BBI Securityholders as at the Record Date.

Due Diligence Q&A means the omnibus of questions asked by Brookfield and answered by BBI in relation to Brookfield’s due diligence process, provided by BBI to Brookfield and initialled by both parties for identification.

Due Diligence Reports means the following reports:

(a)	a report dated 1 May 2009 prepared by Lovells in relation to PD Ports;

(b)	a report dated 26 August 2009 (as supplemented by a further report dated 3 September 2009) prepared by Bell Gully in relation to Powerco and certain arrangements entered into in respect of Powerco;

(c)	a report dated 6 October 2009 prepared by Nixon Peabody in relation to Cross Sound Cable;

(d)	a report dated 5 October 2009 prepared by Linklaters in relation to Euroports and International Energy Group;

(e)	a report dated 25 August 2009 prepared by Dewey & LeBoeuf in relation to the Natural Gas Pipeline Company of America LLC;

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(f)	a report dated 8 October 2009 prepared by Freehills in relation to DBCT;

(g)	a report dated 8 October 2009 prepared by Freehills in relation to WestNet Rail, AET&D and the corporate level of BBI; and

(h)	the due diligence reports provided to the Due Diligence Committee in respect of the Disclosure Document, at which Brookfield’s Representatives have been observers.

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit à prendre, easement or any other security arrangement or any other arrangement having the same effect.

End Date means 28 February 2010 or such other date as is agreed by Brookfield and BBI.

EPS means the Exchangeable Preference Shares issued by BBI EPS Limited (ACN 125 830 631) on 31 August 2007 under the EPS Terms.

EPS Dividend Payment means the payment of a dividend (deferred and/or accrued) of $48 million to EPS Holders.

EPS Holders means holders of EPS.

EPS Holder Meeting means the meeting to be convened by BBI EPS Limited (ACN 125 830 631) at which:

(a)	EPS Holders will vote on the amendment of the EPS Terms;

(b)	EPS Holders will vote to approve the Recapitalisation as a whole; and

(c)	EPS Holders will vote on the Distribution.

EPS Terms means the terms of the EPS contained in the scheme booklet dated 2 July 2007 issued in connection with the acquisition of Alinta Limited through a scheme of arrangement, as amended from time to time, including the amendments made by resolution of EPS Holders on 5 November 2008.

Excluded Information means Confidential Information which:

(a)	is in or becomes part of the public domain other than through breach of this agreement or an obligation of confidence owed to the party providing the Confidential Information;

(b)

was already known to the recipient at the time of disclosure by the party providing the Confidential Information (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)

the recipient of the Confidential Information acquires from a source other than the party providing the Confidential Information or any Related Body Corporate or Representative of the party providing the Confidential Information where such source, to the knowledge of the recipient, is entitled to disclose it.

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Exclusivity Period means the period from and including the date of this agreement to the earlier of:

(a)	the termination of this agreement in accordance with its terms; and

(b)	the End Date.

Explanatory Statement means, in respect of the Transaction, the information booklet(s) to be despatched to BBI Securityholders and EPS Holders which must:

(a)

include an explanatory statement complying with the requirements of the Corporations Act and notice(s) of meeting and proxy form(s) in relation to the resolutions submitted to the BBI Securityholder Meetings and the EPS Holder Meeting; and

(b)	comply with the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 74 and the Listing Rules.

Facilitation Deed means the Facilitation Deed set out in Annexure C.

FERC means the United States Federal Energy Regulatory Commission.

FIRB means the Australian Foreign Investment and Review Board.

Government Agency means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

GST means a goods and services or similar tax imposed in Australia.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

Guarantee means the guarantee as set out in clause 17.

Guarantor means:

(a)	in respect of the obligations of Brookfield Acquisition Co 1 under this agreement, BAM; and

(b)	in respect of the obligations of Brookfield Acquisition Co 2 under this agreement, Brookfield Infrastructure.

ICA means the U.S. Investment Company Act of 1940, as amended, and the regulations promulgated thereunder.

Incoming Directors means the 3 persons nominated by Brookfield to be its initial nominees to the BBI Boards each of whom must be Qualified Persons and have been Approved.

Independent Expert means the independent expert appointed by BBI as contemplated by item 2 of schedule 3.

Independent Expert’s Report means the report prepared by the Independent Expert to be provided to the BBI Directors, BBI Securityholders and EPS Holders providing an opinion on the matters set out in item 12 of schedule 1.

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A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any part of its property; or

(c)

it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement); or

(d)

an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)

it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.

Input Tax Credit has the meaning it has in the GST Act.

Institutional Investors means persons whom BBI reasonably believes to be:

(a)

a person to whom offers of financial products may lawfully be made without the need to lodge or register a disclosure document or other filing with, or seek the prior approval of, a Government Agency; and

(b)	to the extent any such person referred to in paragraph (a) is in Australia, a “wholesale client” within the meaning of section 761G of the Corporations Act.

Institutional Placement means the Institutional Placement as described in clause 2.3.

Institutional Placement Completion means settlement under the Institutional Placement with respect to the Institutional Placement Securities.

Institutional Placement Securities means the BBI Securities to be offered under the Institutional Placement, being such number of BBI Securities that will, following Transaction Completion, represent not less than 35% of the fully diluted capital of BBI.

IRS means the Internal Revenue Service.

Internal Revenue Code means US Code - Title 26: Internal revenue code.

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Intra-Group Loans means the following:

(a)	the loan facility agreement between BBIL and DBCT Management comprising the BBI Group Loan Facility Standard Terms 1 and the BBI Group Loan Facility Term Sheet; and

(b)	the loan facility agreement between BBIS and the DBCT Trustee comprising the BBI Group Loan Facility Standard Terms 1 and the BBI Group Loan Facility Term Sheet.

Key Resolutions means the resolutions:

(a)	submitted to the BBI Securityholder Meetings in relation to the Private Placement, including under ASX Listing Rule 7.1 and item 7 of section 611 of the Corporations Act;

(b)	submitted to the BBI Securityholder Meetings in relation to the Institutional Placement, including under ASX Listing Rule 7.1;

(c)

submitted to the BBI Securityholder Meetings in relation to the SPP, including under ASX Listing Rule 7.1 and item 7 of section 611 of the Corporations Act (to allow Brookfield to take up BBI Securities as part of the sub underwriting arrangements referred to in clause 2.4(b);

(d)	BBI Securityholders will vote to approve the Recapitalisation as a whole; and

(e)	submitted to the EPS Holder Meeting.

Lenders means any financier, security trustee or agent under a facility provided to a BBI Group Member.

Lender Approvals means the approvals referred to in item 1 of schedule 1, a list of which is annexed to this agreement as Annexure J.

Listing Rules means the Listing Rules of ASX Limited.

Losses means all Claims, demands, damages, losses, costs, expenses and liabilities.

Material Contract means a contract or commitment requiring payments over the term of the contract in excess of $5 million under which a person does not have an unconditional right to terminate within 12 months without penalty.

New Zealand Bonds means the 8% Secured Bonds issued by BBI Networks (New Zealand) Limited (ISIN: NZBBND0001S6, BBN020), which were issued on 30th November 2006.

Nomination Committee means the committee of a BBI Board called the Company Nomination and Remuneration Committee.

Notice of Exercise of Call Option has the meaning given to that term in clause 11.2(a).

Official Quotation means quotation by ASX.

OIO means the New Zealand Overseas Investment Office.

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PD Ports means BBI Port Acquisitions (UK) Limited.

PD Ports Entities means together PD Ports, PD Ports Limited, and each of their respective Subsidiaries and sub-trusts, and PD Ports Entity means any of them as the context requires.

PD Ports Group means the corporate group comprising each of the PD Ports Entities.

PD Ports Reorganisation Steps means the steps as set out in Part B of Schedule 3 of the PD Ports Transaction Sale and Purchase Agreement

PD Ports Transaction means the acquisition by the Brookfield Investor of all of the ownership interests in PD Ports, including the assumption of £315 million in debt, on the terms and conditions set out in this agreement and the PD Ports Transaction Sale and Purchase Agreement.

PD Ports Transaction Sale and Purchase Agreement means the PD Ports Transaction Sale and Purchase Agreement in substantially the same form as (and in any event no more adverse to Brookfield or BBI than) the terms as set out in Annexure D.

PFIC means passive foreign investment company, as that term is defined in sections 1291 to 1297 of the Internal Revenue Code.

Placement Securities means the BBI Securities to be acquired by Brookfield (directly, or through one or more of its Affiliates) under the Private Placement pursuant to the Subscription Agreement, being such number of BBI Securities that will, following completion of the Institutional Placement, and completion of the Transaction, represent not less than 35% of the fully diluted capital of BBI.

Powerco means Powerco Limited, 42% owned by BBI, which operates as a New Zealand based gas and distribution utility.

Power-On means the electricity connections provider business conducted by Power On Investments Limited (Registered Number 06482861) and Power On Connections Limited (Registered Number 04912774).

Private Placement means the placement under which Brookfield (directly, or through one or more of its Affiliates) will subscribe for the Placement Securities at the Subscription Price on the terms and conditions set out in this agreement and the Subscription Agreement.

Project Burgundy Step Plan means the powerpoint presentation entitled ‘Project Burgundy Step Plan’ prepared by Ernst & Young dated 6 October 2009 as initialled by the parties.

Qualified Person has the meaning given in the Relationship Deed.

Quarantine Transactions means the transactions to be carried out under, or otherwise contemplated by:

(a)	the AET&D Quarantine Agreement; and

(b)	the CSC Quarantine Agreement.

Recapitalisation has the meaning given to that term in the Disclosure Document.

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Record Date means 7.00pm on the date of the BBI Securityholder Meetings, such other date as is agreed by Brookfield and BBI or any later time required by the ASTC Settlement Rules.

Register means the securities register of BBI and Registry has a corresponding meaning.

Regulator’s Draft means the draft of the Explanatory Statement in a form acceptable to both parties which is provided to:

(a)	ASIC for consideration pursuant to Regulatory Guide 74 (74.62); and

(b)	ASX for examination pursuant to Listing Rule 15.1.7.

Regulatory Approval means any approval of a Regulatory Authority to the Transaction or any aspect of it which Brookfield and BBI, each acting reasonably, determine is necessary or desirable to implement the Transaction (or any aspect of it), and which includes:

(a)	waivers required from ASX to implement the Asset Transactions, the grant of the options referred to in clause 4.3 or confirmation from ASX that a waiver is not required;

(b)	the consents and approvals required from the European Union to implement the Transaction, as referred to in clause 20 of Schedule 1;

(c)	the consents and approvals required from FIRB to implement the Transaction, as referred to in clause 5(b) of Schedule 1;

(d)	the consents and approvals required from the OIO to implement the Transaction, as referred to in clause 5(c) of Schedule 1; and

(e)	Federal Power Act 203 authorization required from FERC (merger and acquisition approval) to implement the Transaction.

Regulatory Authority includes:

(a)	ASX, ASIC, FIRB, OIO, European Union, FERC and CFIUS;

(b)	a government or governmental, semi-governmental or judicial entity or authority;

(d)	a minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government; and

(e)	any regulatory organisation established under statute.

Regulatory Review Period means the period from the date on which the Regulator’s Draft is submitted to ASX and ASIC (“Submission Date”) to the earlier of the date on which each of ASX and ASIC confirms that it does not have any objections to the Explanatory Memorandum being despatched to BBI Securityholders or 7 days after the Submission Date.

Related Body Corporate has the meaning it has in the Corporations Act.

Relationship Deed means the Relationship Deed as set out in Annexure I.

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Relevant Interest has the same meaning as given by sections 608 and 609 of the Corporations Act.

Representative means any person acting for or on behalf of a person including any director, officer, employee, agent, contractor or professional adviser of a person.

ROFR Assets means any of BBI’s direct or indirect ownership interests (whether equity or debt) in DBCT, or any material assets of DBCT, and includes:

(a)	the DBCT Shares;

(b)	the DBCT Units;

(c)	the DBCT Trustee Shares; and

(d)	the Intra-Group Loans,

or any part of those direct or indirect ownership interests or material assets of DBCT.

ROFR Period means the period from the date of a ROFR Trigger Event to 1 year following that ROFR Trigger Event.

ROFR Transaction means any transaction that, whether directly or indirectly:

(a)	involves the sale, transfer or disposal of, or any other Dealing with, any one or more (or any part of) the ROFR Assets;

(b)	synthesises the economic effect of a sale, transfer or disposal of any one or more (or any part of) the ROFR Assets; or

(c)	involves the provision of financing to any BBI Group Member through a loan or other form of financial indebtedness that is either:

(ii)	secured by an Encumbrance over any one or more (or any part of) the ROFR Assets; or

(iii)	convertible into, or exchangeable for, any one or more (or any part of) the ROFR Assets,

other than an existing Encumbrance granted as at the date of this agreement or a refinancing of existing indebtedness of the DBCT Group with recognised banks or other financial institutions in Australia or recognised multinational banks or other financial institutions, on terms substantially similar to those currently contained in the DBCT Group Facilities.

ROFR Trigger Event means the Transaction not proceeding for any reason other than solely as a result of BBI validly terminating this agreement in accordance with clause 14.1(c).

Sale Agreement has the definition given to that term in clause 11.3.

Separation and Internalisation means the separation of BBI from the Babcock & Brown Group, which will involve the following:

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(a)

termination of the management agreement and the exclusive advisory agreement between BBI Group Members and members of the Babcock & Brown Group and of the management agreement between BBIS and a member of the Babcock & Brown Group;

(b)	the directors of BBIS will acquire all of the shares in BBIS in their personal capacity;

(c)

the constitution of BBIS will be amended to provide for the creation of an ‘A Class Share’ which will be held jointly by the directors of BBIS and empower the holders to appoint and remove the directors of BBIS;

(d)	the constitution of BBIT will be amended to reduce the fees payable to the responsible entity to an amount equal to its costs (including overheads) of operating and administering BBIT;

(e)	each director of BBIS will execute a deed poll undertaking to:

(i)	act in accordance with any direction received from the BBIT Unitholders under the BBIT Constitution in respect of the appointment of removal of directors; and

(ii)	on resignation from the BBIS Board transfer any shares held by them in BBIS as directed by the BBIS Board;

(f)	the settlement of any outstanding responsible entity fees, management fees, associated costs owed to the Babcock & Brown Group and the cost of acquiring the shares in BBIS;

(g)	the transfer of certain employees of the Babcock & Brown Group to Prime Infrastructure Employment Pty Limited (a wholly owned Subsidiary of BBIL); and

(h)	the redemption, repurchase or cancellation of the convertible notes issued by BBIL to BBIS and Babcock & Brown Infrastructure Management Pty Ltd (ACN 113 585 229).

Separation and Internalisation Agreements means:

(a)	the Separation Agreement between the BBI Entities and certain members of the Babcock & Brown Group as amended on 17 September 2009; and

(b)	the Deferred Payment Agreement between the BBI Entities and certain members of the Babcock & Brown Group entered into on or about 26 August 2009,

to be amended to reflect the Separation and Internalisation as defined.

SPARCS means the Subordinated Prime Adjusting Reset Convertible Securities issued on 9 November 2004 in accordance with the trust deed dated 7 September 2004.

SPARCS Holders means holders of SPARCS.

SPP means the security purchase plan described in section 2.4(a).

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SPP Completion means settlement under the SPP with respect to the BBI Securities issued under the SPP.

Stapling means the proposed ‘stapling’ of the BBI Securities with the units of another managed investment scheme (expected to be the trust currently known as the Prime SPARCS Trust, which will be renamed) (New Trust) such that one share in BBIL is stapled to one unit in BBIT which will be stapled to one unit in the New Trust.

Subscription Agreement means the Subscription Agreement as set out in Annexure B.

Subscription Price means an aggregate amount of $625 million, such amount payable for all of the Placement Securities acquired by Brookfield Investor under the Private Placement pursuant to the Subscription Agreement.

Subsidiaries has the meaning it has in the Corporations Act.

Superior Proposal means a publicly announced Alternative Transaction that was not solicited, invited, facilitated, encouraged or initiated by BBI or any of its Related Bodies Corporate or any of its sub-trusts or any of their respective Representatives, which the BBI Boards, acting in good faith, determine is:

(a)	reasonably capable of being completed taking into account all aspects of the Alternative Transaction; and

(b)	more favourable to BBI Securityholders than the Transaction (and no less favourable to the EPS Holders and SPARCS Holders), taking into account all terms and conditions of the Alternative Transaction.

Takeovers Panel means the Australian Takeovers Panel.

Tasmanian Gas Network means the gas distribution network in Tasmania owned by BBI TGN Pty Ltd.

Tax means a tax, levy, charge, impost, fee, deduction, withholding of any nature, including, without limitation, any goods and services tax (including GST), value added tax or consumption tax, which is imposed or collected by a Government Agency, except where the context requires otherwise. This includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount imposed in addition to those amounts.

Tax Invoice has the meaning it has in the GST Act.

Term Sheet means the Framework Term Sheet entered into by the parties on 3 September 2009.

Timetable means the timetable set out in schedule 2.

Transaction means the overall transaction that is the subject of this agreement, including the Private Placement, the Institutional Placement, the Asset Transactions, the Distribution, the conversion of EPS into BBI Securities and the SPP.

Transaction Completion means the completion of the Private Placement (being subscription and payment for the Placement Securities) and the Asset Transactions.

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Transaction Completion Date means 20 November 2009 or, if the Conditions Precedent have not all been satisfied (or waived by the applicable parties) by Transaction Completion Time on 20 November 2009, such later date being the Third Business Day after the Conditions Precedent are all satisfied (or waived by the applicable parties) or other date as is agreed by Brookfield and BBI, each acting reasonably provided that that date is no later than the End Date.

Transaction Completion Time means 10.00am on the Transaction Completion Date or such other time agreed by Brookfield and BBI.

Transaction Term Sheets means the AET&D Quarantine Term Sheet, the CSC Quarantine Term Sheet and the Transitional Corporate Services Term Sheet.

Transaction Documents means this agreement, and each other deed or agreement to be entered into to implement the Transaction.

Transitional Corporate Services Agreement means the agreement between the parties indicated in the Transitional Corporate Services Agreement Term Sheet on terms that reflect the Transitional Corporate Services Agreement Term Sheet.

Transitional Corporate Services Agreement Term Sheet means the Transitional Corporate Services Agreement Term Sheet set out in Annexure K.

Treasurer means the Treasurer of the Commonwealth of Australia.

Triple Stapled Security means a stapled security comprising one share in BBIL stapled to one unit in BBIT stapled to one unit in another managed investment scheme (expected to be the trust currently known as the Prime SPARCS Trust, which will be renamed).

Trust Property means all of the scheme property of BBIT, including all BBIS’s rights, property and undertaking which are the subject of the BBIT:

(a)	of whatever kind and wherever situated; and

(b)	whether present or future.

Underwriting Agreement means the Underwriting Agreement to be entered into between BBI, Credit Suisse (Australia) Ltd and Macquarie Capital Advisers Limited on or about the date of this agreement.

Voting Agreement means the document entitled “Voting Agreement” as set out in Annexure F.5.

WestNet Rail means an infrastructure owner and rail access provider in Western Australia, 96% owned by BBI.

1.2	References to certain general terms

Unless the contrary intention appears, a reference in this agreement to:

(a)	(variations or replacement) a document (including this agreement) includes any variation or replacement of it;

(b)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this agreement;

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(c)	(reference to statutes) a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)

(law) law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)

(person) the word “person” includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated body or association, any Regulatory Authority, or any other body, entity or representative whatsoever;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons (and in particular, Brookfield) binds them jointly and each of them individually;

(j)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(k)	(dollars) Australian dollars, dollars, A$ or $ is a reference to the lawful currency of Australia. US Dollars and US$ is a reference to the lawful currency of the United States of America;

(l)	(pounds) Pounds or £ is a reference to the lawful currency of England;

(m)	(Calculation of time) a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(n)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(o)

(accounting terms) an accounting term is a reference to that term as it is used in accounting standards under the Corporations Act, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia;

(p)

(meaning not limited) the words “include”, “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind; and

(q)	(time of day) time is a reference to Australian Eastern Standard time.

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1.3	Next day

If an act under this agreement to be done by a party on or by a given day is done after 5.30 pm on that day, it is taken to be done on the next day.

1.4	Next Business Day

If an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.

1.5	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

2	Agreement to propose and implement the Transaction

2.1	Private Placement

(a)

Subject to the satisfaction or waiver of the Conditions Precedent in accordance with clause 3, BBI must undertake the Private Placement, including to issue and allot to Brookfield Investor the Placement Securities, and Brookfield must subscribe, or procure the Brookfield Investor to subscribe, for the Placement Securities and pay BBI the Subscription Price in accordance with clause 3.1 of the Subscription Agreement, on the terms and conditions set out in this agreement and the Subscription Agreement whether or not the Subscription Agreement has been executed.

(b)	BBI covenants in favour of the Brookfield Investor that:

(i)

all Placement Securities issued under the Subscription Agreement will, upon their issue, rank equally with all other BBI Securities then on issue except for the distribution from BBIT referred to in clause 2.4(c);

(ii)

BBI will use its reasonable endeavours to obtain Official Quotation of the Placement Securities by ASX by the Transaction Completion Date, and otherwise do everything reasonably necessary to ensure that trading in the Placement Securities commences no later than the second Business Day after the Transaction Completion Date; and

(iii)	on issue, each Placement Security will be validly issued, fully paid and free from any Encumbrance.

(c)	As part of the agreement to implement the Private Placement, BBI and Brookfield must and Brookfield must procure that the relevant Brookfield Investor enters into:

(i)	the Subscription Agreement;

(ii)	the Relationship Deed so that Brookfield (and its Affiliates) may obtain certain rights in relation to the ongoing governance of

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BBI in connection with its investment under the Private Placement; and

(iii)	the Facilitation Deed,

on or prior to the Transaction Completion Date.

(d)	The Placement Securities will be issued under the Disclosure Document.

2.2	Asset Transactions

(a)

BBI must procure that the relevant BBI Group Members that are parties to the Asset Transaction Agreements, enter into each of the Asset Transaction Agreements on or prior to the Transaction Completion Date.

(b)

Brookfield must procure that the relevant Brookfield Investors that are parties to the Asset Transaction Agreements (as applicable), enter into each of the Asset Transaction Agreements on or prior to the Transaction Completion Date.

(c)

Subject to the satisfaction or waiver of the Conditions Precedent in accordance with clause 3, the parties must complete each of the Asset Transactions on the terms set out in the Asset Transaction Agreements on the Transaction Completion Date (including, without limitation, procuring that their respective Related Bodies Corporate and Affiliates that are parties to the Asset Transaction Agreements complete the Asset Transactions on the Transaction Completion Date).

2.3	Institutional Placement

(a)

BBI agrees to undertake the Institutional Placement, being a fully-underwritten offer of the Institutional Placement Securities to Institutional Investors but may withdraw from the Institutional Placement if any of the Conditions Precedent are not satisfied or waived in accordance with clause 3.

(b)

The gross offer proceeds under the Institutional Placement will be an aggregate amount of $625 million (such amount being payable for all of the Institutional Placement Securities offered under the Institutional Placement).

(c)

For the avoidance doubt, the issue price under the Institutional Placement and the Subscription Price will be identical and the number of BBI Securities to be issued by BBI will be such that the Institutional Investors will receive not less than 35% of the fully diluted capital of BBI determined after completion of the Transaction.

2.4	SPP and Distribution

(a)

BBI agrees to undertake the SPP, being a fully underwritten offer of BBI Securities to BBI Securityholders to raise $250 million, with the issue price for the BBI Securities to be identical to the issue price under the Institutional Placement and the Subscription Price but may withdraw the SPP if any of the Conditions Precedent are not satisfied or waived in accordance with clause 3.

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(b)

Brookfield agrees to sub-underwrite the SPP up to a maximum of $87.5 million, and BBI agrees to procure that Brookfield be given a priority over amounts called upon pursuant to this underwriting so that any shortfall is first allocated to Brookfield up to a value of the issue price of $87.5 million.

(c)

Subject to the satisfaction or waiver of the Conditions Precedent in accordance with clause 3, BBIS agrees to distribute pro-rata to those BBI Securityholders on the Record Date an aggregate amount of $104 million from BBIT to be payable after Transaction Completion.

2.5	BBI to seek required BBI Securityholder approvals

BBI agrees to call and convene the BBI Securityholder Meetings and the EPS Holder Meeting in accordance with the Corporations Act and the ASX Listing Rules on and subject to the terms and conditions of this agreement.

2.6	Agreement to implement Transaction

The parties agree to otherwise implement the Transaction on the terms and conditions of this agreement.

2.7	Stapling

The parties acknowledge and agree that:

(a)	BBI is considering the Stapling;

(b)	BBI must not implement the Stapling without the express prior written consent of Brookfield, such consent not to be unreasonably withheld; and

(c)	if the Stapling is completed and implemented before Transaction Completion, all references to a ‘BBI Security’ in this agreement will be deemed to be references to a ‘Triple Stapled Security’.

3	Conditions precedent

3.1	Conditions precedent

Subject to this clause 3, the obligations of the relevant Brookfield Entity and any relevant BBI Group Member to proceed to completion of the transactions under the Subscription Agreement and the Asset Transaction Agreements are conditional on the satisfaction or waiver of each of the Conditions Precedent contained in schedule 1 to the extent and in the manner set out in clauses 3.2 and 3.4.

3.2	Benefit of certain Conditions Precedent

(a)

A Condition Precedent may only be waived in writing by a party entitled to the benefit of that Condition Precedent as noted in the table set out in schedule 1 and will be effective only to the extent specifically set out in that waiver.

(b)	A party entitled to waive the breach or non-fulfilment of a Condition Precedent under this clause 3.2 may do so in its absolute discretion.

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3.3	Waiver of Conditions Precedent

If either BBI or Brookfield waives the breach or non-fulfilment of a Condition Precedent in accordance with this clause 3, then if the waiver of the Condition Precedent is itself conditional and the other party:

(a)	accepts the condition, the terms of that condition apply; or

(b)	does not accept the condition, the Condition Precedent has not been waived.

3.4	Reasonable endeavours

Each of BBI or Brookfield agree to use reasonable endeavours to procure that:

(a)	each of the Conditions Precedent:

(i)	is satisfied as soon as practicable after the date of this agreement; and

(ii)	continues to be satisfied at all times until the last time it is to be satisfied (as the case may require); and

(b)	there is no occurrence that would prevent the Conditions Precedent being satisfied.

3.5	Regulatory Approvals and Lender Approvals

Without limiting clause 3.4:

(a)

(Regulatory Approvals and Lender Approvals) subject to clause 3.5(c), each party must promptly apply for all relevant Regulatory Approvals and the Lender Approvals and take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time;

(b)

(representation in relation to Lender Approvals) Brookfield has the right to be represented at any proposed meeting with any Lender relating to any Lender Approval but must not engage in any material Communication (defined below) with any Lender in respect of the Transaction without a Representative of BBI being present;

(c)

(DBCT Holdings approvals) Brookfield acknowledges and agrees that the Brookfield Entities and their Representatives must not, and will not, at any stage make contact (whether verbal, written or otherwise) with DBCT Holdings or any person whose consent is required under the DBCT Group Facilities in relation to, or in connection with, the subject matter of this agreement or any of the transactions contemplated by this agreement except, in each case, with (and in accordance with any conditions attached to) BBI’s prior written consent. Despite the foregoing, Brookfield must take all reasonable steps requested by BBI to satisfy the condition precedent in item 8 of Schedule 1. BBI must use all reasonable endeavours to procure the board of DBCT Holdings to meet with a Representative of Brookfield together with at least one Representative of BBI as soon as practicable after the date of this agreement and in any event prior to the Transaction Completion Date. For greater clarity, the parties agree that no consents will be sought

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under the DBCT Group Facilities as such consents are not required in respect of the DBCT 49.9% Transaction until conversion of the Convertible Notes issued on Transaction Completion; and

(d)

(consultation in relation to Lender Approvals) BBI must use reasonable endeavours to consult with Brookfield in advance in relation to all material communications (whether written or oral, and whether direct or via a Representative) with any Lender relating to any Lender Approval (“Communications”) and, without limitation:

(i)	provide Brookfield with drafts of any material written Communications to be sent to a Lender and make such amendments as Brookfield reasonably requires; and

(ii)	provide copies of any material written Communications sent to or received from a Lender to Brookfield promptly upon despatch or receipt (as the case may be),

in each case to the extent it is reasonable to do so.

3.6	Notices in relation to Conditions Precedent

Each party must:

(a)

(notice of satisfaction) promptly notify the other of satisfaction of a Condition Precedent and must keep the other informed of any material development of which it becomes aware that may lead to the breach or non-fulfilment of a Condition Precedent;

(b)	(notice of failure) immediately give written notice to the other of a breach or non-fulfilment of a Condition Precedent, or of any event which will prevent a Condition Precedent being satisfied; and

(c)	(notice of waiver) upon receipt of a notice given under paragraph (b), give written notice to the other party as soon as possible (and in any event:

(i)	in respect of the Conditions Precedent to the BBI Securityholder Meetings, before 5.00pm on the Business Day before the BBI Securityholder Meetings Date; or

(ii)	in respect of the Conditions Precedent to Transaction Completion, before 5.00pm on the Business Day before the Transaction Completion Date),

as to whether or not it waives the breach or non-fulfilment of any Condition Precedent resulting from the occurrence of that event, specifying the Condition Precedent in question.

3.7	Effect of waiver or non-fulfilment

A waiver of such breach or non-fulfilment in respect of one Condition Precedent does not constitute:

(a)	a waiver of the breach or non-fulfilment of any other Condition Precedent resulting from the same event; or

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(b)	a waiver of the breach or non-fulfilment of that Condition Precedent resulting from any other event.

3.8	Consultation on failure of Conditions Precedent

If:

(a)

there is a breach or non-fulfilment of a Condition Precedent which is not waived in accordance with this agreement by the time or date specified in this agreement for the satisfaction of the Condition Precedent;

(b)

there is an act, failure to act or occurrence which will prevent a Condition Precedent being satisfied by the time or date specified in this agreement for the satisfaction of the Condition Precedent (and the breach or non-fulfilment which would otherwise occur has not already been waived in accordance with this agreement); or

(c)	if Transaction Completion has not occurred by the End Date,

then the parties must consult with a view to determining whether:

(d)	the Transaction may be implemented by way of alternative means or methods;

(e)	to extend the relevant time for satisfaction of the Condition Precedent;

(f)	to adjourn or change the date of the BBI Securityholder Meetings and the EPS Holder Meeting; or

(g)	to extend the Transaction Completion Date or the End Date,

provided that, notwithstanding anything in this agreement, each party may make a determination with respect to the matters in section 3.8(d) to (g) in its sole, absolute and unfettered discretion.

3.9	Failure to agree

If the parties are unable to reach agreement under clause 3.8 within the earlier of 5 Business Days of commencing their consultation or:

(a)

in respect of the Conditions Precedent to the BBI Securityholder Meetings, any shorter period ending at 5.00pm on the Business Day before the BBI Securityholder Meetings Date (the “First Final Date”); or

(b)	in respect of the Conditions Precedent to Transaction Completion, before 8.00am on the Transaction Completion Date) (the “Second Final Date”),

then:

(c)	subject to subclause 3.9(e), either party may terminate this agreement (and such termination will be in accordance with clause 14.1(g)(i));

(d)	if the failure of the Condition Precedent has caused a Call Option Trigger Event, then Brookfield may proceed to exercise the Call Option; or

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(e)

if a Condition Precedent may be waived and exists for the benefit of one party only, that party only may waive that Condition Precedent or terminate this agreement (and such termination will be in accordance with clause 14.1(g)(ii)), in each case before the First Final Date or the Second Final Date (as applicable). A party will not be entitled to terminate this agreement pursuant to this clause 3.9 if the relevant Condition Precedent has not been satisfied or agreement cannot be reached as a result of:

(f)	a breach of this agreement by that party; or

(g)	a deliberate act or omission of that party.

4	The Transaction

4.1	Relationship between the Private Placement and the Asset Transactions

(a)

The Private Placement and the Asset Transactions are inter-conditional, and Transaction Completion will not occur unless both the Private Placement and all of the Asset Transactions can proceed and are completed.

(b)	For the avoidance of doubt, Institutional Placement Completion and SPP Completion must occur contemporaneously with the Transaction Completion.

4.2	Use of proceeds from the Transaction

BBI agrees that, unless Brookfield otherwise consents in writing, the proceeds from the Private Placement, the Institutional Placement and the Asset Transactions will be used as follows:

(a)	the retirement of all of the principal and interest and other amounts outstanding under the BBI Corporate Debt Documents (except for any amounts under the New Zealand Bonds) being approximately:

(i)	A$210.2 million;

(ii)	US$510 million;

(iii)	£81.35 million; and

(iv)	NZ$125 million,

and payments (in the approximate amount of A$95 million) to terminate associated swaps;

(b)	the retirement of approximately $150 million of indebtedness relating to WestNet Rail , a portion of which will be applied toward payments to terminate associated swaps;

(c)	the retirement of approximately NZ$28 million of indebtedness and associated costs relating to Powerco;

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(d)

the retirement of all of the principal and interest and other amounts outstanding in relation to Power-On of approximately £13 million of indebtedness, and payments (in the approximate amount of £1 million) to terminate swaps relating to Power-On;

(e)	the payment of $48 million as a dividend to EPS Holders;

(f)	payment of costs incurred by BBI in relation to the Transaction (in the approximate amount of $121.7 million) and costs that are payable to Brookfield under clause 10;

(g)	where permitted by law, to fund the amount distributable to BBI Securityholders pursuant to the Distribution;

(h)	payment to Babcock & Brown Group in order to complete the Separation and Internalisation comprising the following amounts:

(i)	approximately EUR8.7 million in respect of payments and out of pocket costs in respect of the Euroports transactions;

(ii)	approximately A$6 million in connection with the termination arrangements relating to BBIS including the acquisition of all the shares in BBIS by the Directors of BBIS;

(iii)	approximately A$5 million in connection with the acquisition of the remaining minority interest in WestNet Rail held by the Babcock & Brown Group; and

(iv)	approximately $5 million to recapitalise BBIS; and

(i)

any other uses consistent with the description of the Transaction and the intention of the parties in agreeing to undertake the Transaction, including for the working capital requirements of BBI Group.

4.3	Quarantine Transactions

(a)	Each Transaction Term Sheet is intended to be binding on the parties in the absence of agreement being reached prior to Transaction Completion on the respective full-form of the:

(i)	AET&D Quarantine Agreement;

(ii)	CSC Quarantine Agreement; or

(iii)	Transitional Corporate Services Agreement,

to which that Transaction Term Sheet relates.

(b)

If a Transaction Term Sheet is binding on the parties for the reasons provided in clause 4.3(a), then, until such time as the relevant full-form agreement which pertains to that Transaction Term Sheet is entered into by the parties:

(i)	the parties must continue to use all reasonable endeavours to agree the full-form of the AET&D Quarantine Agreement, CSC Quarantine Agreement and Transitional Corporate Services

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Agreement, and, upon reaching agreement, enter into those agreements; and

(ii)

BBI must, and must procure the relevant BBI Group Members to, provide to Brookfield and each other affected Brookfield Entity, all reasonable co-operation and assistance in the event of any investigation, enquiry, request, process, action, proceeding or Claim brought by any Regulatory Authority in connection with AET&D or Cross Sound Cable.

(c)	Subject to Transaction Completion:

(i)	BBI unconditionally and irrevocably grants Brookfield an option (exercisable at its discretion) to acquire:

(A)

AET&D in accordance with the terms of the AET&D Quarantine Agreement Term Sheet, provided that if by Transaction Completion the AET&D Quarantine Agreement has been agreed and duly executed as required by clause 4.3(d), the option to acquire AET&D will be in accordance with the terms of the AET&D Quarantine Agreement; and

(B)

Cross Sound Cable in accordance with the terms of the CSC Quarantine Agreement Term Sheet , provided that if by Transaction Completion the CSC Quarantine Agreement has been agreed and duly executed as required by clause 4.3(d), the option to acquire CSC will be in accordance with the terms of the CSC Quarantine Agreement; and

(ii)

BBI must use its best endeavours to procure, in its capacity as the ultimate holding company of the BBI Group, that the relevant Subsidiary of BBI pays management fees under and in accordance with the Transaction Term Sheets or, to the extent to they have been agreed between the relevant parties, under the AET&D Quarantine Agreement, CSC Quarantine Agreement and Transitional Corporate Services Agreement.

(d)	Subject to Transaction Completion, and to the extent that the following agreements have been agreed between the relevant parties, BBI and Brookfield must procure that the parties to the:

(i)	AET&D Quarantine Agreement;

(ii)	CSC Quarantine Agreement; and

(iii)	Transitional Corporate Services Agreement,

execute those agreements on the Transaction Completion Date.

4.4	PD Ports Reorganisation Steps

Subject to the Conditions Precedent being satisfied or waived in accordance with clause 3, immediately prior to Transaction Completion occurring, BBI must use its reasonable endeavours to procure that the PD Ports Reorganisation Steps are implemented.

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4.5	Completion of the Separation and Internalisation

BBI covenants that it will take all necessary steps, before and after Transaction Completion, to complete the Separation and Internalisation as soon as reasonably practicable after Transaction Completion.

4.6	Completion of the EPS conversion

BBI must take all necessary steps to convert all of the EPS into BBI Securities on the Transaction Completion Date, and prior to completion of the Private Placement and Institutional Placement, in accordance with the following steps:

(a)	giving EPS Holders an irrevocable conversion notice in accordance with the EPS Terms (to be done in advance of Transaction Completion);

(b)	declaring the EPS Dividend Payment on Transaction Completion; and

(c)	converting the EPS into BBI Securities on Transaction Completion.

5	Co-operation and timing

5.1	General obligations

BBI and Brookfield must each:

(a)	use all reasonable endeavours and commit necessary resources (including management and corporate relations resources and the resources of external advisers); and

(b)	procure that its officers and advisers work in good faith and in a timely and co-operative fashion with the other party (including by attending meetings and by providing information),

to produce the Explanatory Statement and implement the Transaction as soon as reasonable practicable.

5.2	Access to people and BBI Information

Between the date of this agreement and the earlier of 5.00pm on the Business Day immediately before the Transaction Completion Date and the date this agreement is terminated, BBI must promptly provide Brookfield and its officers and advisers with reasonable access to BBI’s officers and advisers and documents, records, and other information (subject to any existing confidentiality obligations owed to third parties, or applicable privacy laws) which Brookfield reasonably requires for the purposes of:

(a)	applying for all relevant Regulatory Approvals;

(b)	understanding the financial position (including cash flow and working capital position), trading performance and management control systems of each of PD Ports, DBCT, AET&D and Cross Sound Cable;

(c)	preparing for carrying on the business of PD Ports and providing management services to the business of AET&D and Cross Sound Cable following Transaction Completion;

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(d)	investigating the accuracy of the representations and warranties made by BBI in this agreement;

(e)	investigating the status of native title rights (if any) in respect of the properties (or any land or waters used in conjunction with the properties) occupied by the DBCT Entities; and

(f)	enabling Brookfield to continue to conduct due diligence into the BBI Group, the Asset Transaction Interests, AET&D, Cross Sound Cable, DBCT, the DBCT Group and PD Ports,

provided in the case of clauses 5.2(b) and (c) that such access is reasonably necessary to Brookfield and in each case such access does not place an unreasonable burden on BBI or compromise its ability to run its business.

5.3	Access to information for other Brookfield purposes

Between the date of this agreement and the earlier of 5.00pm on the Business Day immediately before the Transaction Completion Date and the date this agreement is terminated, BBI shall provide, and shall cause its wholly owned Subsidiaries and shall use its reasonable endeavours to cause any entity in which BBI has an interest that is not a wholly owned Subsidiary to provide in good faith, to Brookfield for the purpose of assisting Brookfield and its Affiliates in the arranging any acquisition, debt or equity financing in relation to the Transaction with reasonable access to BBI’s officers and advisers and documents, records, and other information including all information and reasonable and timely cooperation as may be reasonably requested by Brookfield, including (but only to the extent practicable and only if it does not place an unreasonable burden on BBI or any of its Affiliates or materially compromise its ability to run its business and provided it is not prohibited under existing confidentiality obligations owed to third parties, or applicable privacy laws):

(a)	participating in meetings (including meetings with ratings agencies), drafting sessions and due diligence sessions;

(b)

furnishing Brookfield and its financing sources within a reasonable timeframe with financial and other pertinent information regarding BBI or the BBI Group as may be reasonably requested by Brookfield;

(c)

assisting Brookfield and its financing sources in the preparation of any offering document to be used in obtaining any equity or debt financing, and any materials required in connection with ratings agency presentations;

(d)

cooperating with any marketing efforts undertaken by Brookfield and its financing sources related to debt or equity financings (including conference calls, management presentation sessions, road shows, sales force presentations and similar meetings or presentations);

(e)

subject to receipt of any necessary Lender or other third party consents, providing and executing documents as may be reasonably requested by Brookfield, including reasonable certificates (without any liability to the BBI Group or its directors, officers or employees), reasonable auditors’ reports, reasonable comfort letters and reasonable consents;

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(f)	assisting Brookfield and its Affiliates to satisfy any conditions and obligations of any financing to the extent same is within its control;

(g)	providing any reconciliation of financial statements to United States generally accepted accounting principles and assisting with the preparation of any pro forma financial information,

provided such assistance will be provided by BBI on a no reliance basis and that BBI will not be required to pay any commitment or other similar fee or incur any other liability in connection with providing Brookfield or any of its Affiliates with any such assistance.

6	Implementation obligations of the parties

6.1	BBI’s obligations

BBI must comply with the obligations of BBI set out in schedule 3 and take all reasonable steps to implement the Transaction as soon as is reasonably practicable and in accordance with the Timetable and in any event prior to the End Date.

6.2	Brookfield’s obligations

Brookfield must comply with the obligations of Brookfield set out in schedule 4 and take all reasonable steps to implement the Transaction as soon as is reasonably practicable and in accordance with the Timetable and in any event prior to the End Date.

6.3	Appointment of the Incoming Directors and change of financial year end

(a)	As soon as practicable after the date of this agreement:

(i)

BBI agrees to, and agrees to procure the BBI Boards to, take all reasonable steps to ensure that the structure and make-up of the BBI Boards and the committees of the BBI Boards will, on Transaction Completion, reflect the provisions of clause 5.1 of the Relationship Deed;

(ii)

work in good faith with Brookfield to agree a formal policy to be adopted by the BBI Boards for the appointment of directors to each BBI Board which is consistent with the Relationship Deed (“Appointments Policy”); and

(iii)	on Transaction Completion, replace the existing appointments policy adopted by the BBI Board pursuant to the BBI Board Charters by the adoption of the Appointments Policy.

(b)

At least 5 Business Days before the BBI Securityholders Meeting, Brookfield must provide to BBI the names of the persons whom it intends to become the Incoming Directors and BBI must procure to the extent it can the BBI Boards to assess each nominee as soon as practicable so as to facilitate the appointment of each Incoming Director to the BBI Boards on Transaction Completion. BBI must take all reasonable steps to ensure Brookfield’s nominees are assessed for Approval in a timeframe commensurate with meeting that obligation.

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(c)	On the Transaction Completion Date, BBI must, to the extent within its power to do so, procure the BBI Boards to appoint each Incoming Director to the BBI Boards.

(d)

Immediately on appointment of each Incoming Director to the BBI Boards, BBI must provide deeds of indemnity access and insurance in favour of each Incoming Director on terms no less favourable than the deeds of indemnity access and insurance made by it in favour of any of its other directors and officers.

(e)	On or as soon as practicable after the Transaction Completion Date (and in any event prior to 30 June 2010), BBI must:

(i)	use best endeavours to cause its financial year end to be changed from 30 June to 31 December; and

(ii)	apply to ASIC to change its financial year end to 31 December.

6.4	Pre-Transaction Completion obligations - DBCT

(a)	Prior to Transaction Completion, the BBI Entities must:

(i)	nominate at least two authorised officers of the security trustee of the BAM Investors as the signatories to the Deposit Accounts; and

(ii)	ensure that each Deposit Account may only be operated by those signatories.

(b)

Before Transaction Completion Brookfield must provide a notice to BBI specifying the two persons whom it wishes to appoint as directors on the DBCT Trustee board under clause 6.1(a) of the Voting Agreement, together with signed consents to act for those two persons.

(c)

Brookfield and BBI must negotiate in good faith and use reasonable endeavours to, in the case of Brookfield, procure the relevant Brookfield Entity to and in the case of BBI, procure the DBCT Entities enter into, prior to Transaction Completion, an agreement on arm’s length terms for the provision by BBI of the Services to the DBCT Entities (Services Agreement) with effect from Transaction Completion. The Services Agreement must provide for its own termination if BBI’s Percentage Interest falls below 50%, subject to a phase-out period of not less than 6 months (with the option to extend for another 6 months if the parties agree).

(d)

Prior to Transaction Completion, BBI and Brookfield will negotiate in good faith and use all reasonable endeavours to agree such modifications to the DBCT 49.9% Transaction Documents as are required to:

(i)	ensure the mechanical provisions in the DBCT 49.9% Transaction Documents operate effectively to reflect the commercial terms agreed between the parties; and

(ii)

ensure that, on and from Transaction Completion, each of BBI and the Brookfield Entity holding interests, directly or indirectly, in DBCT “controls primarily” the DBCT Entities (for purposes of Rule 3a-1 under the ICA).

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(e)	Capitalised terms that are not defined in this agreement and used in this clause 6.4 have the same meaning as set out in the Voting Agreement.

6.5	Assistance with Regulatory Authorities after Transaction Completion

If there are any additional approvals from Regulatory Authorities that were not necessary for Transaction Completion, or which Brookfield waived its right to obtain as a condition to Transaction Completion, including CFIUS, BBI agrees to use all reasonable endeavours to provide Brookfield and its officers and advisers in the period following Transaction Completion with all documents, records and other information (subject to any existing confidentiality obligations owed to third parties, or applicable privacy laws) which Brookfield reasonably requires for the purposes of applying for those relevant further approvals from Regulatory Authorities. The parties acknowledge and agree that this clause 6.5 will not merge on Transaction Completion.

7	Explanatory Statement and the Disclosure Document

7.1	Preparation of the Explanatory Statement and the Disclosure Document

Without limiting clauses 6.1 or 6.2:

(a)

(preparation): BBI is primarily responsible for the preparation of the Explanatory Statement and Disclosure Document but will provide drafts to and consult with Brookfield in accordance with clause 7.2;

(b)

(Explanatory Statement compliance) BBI must take all necessary steps to ensure, and Brookfield must take all reasonable steps (having regard to the fact that BBI is primarily responsible for preparation of the Explanatory Statement and that Brookfield is only responsible for the Brookfield Information) to endeavour to ensure, that the Explanatory Statement:

(i)	complies with the requirements of:

(A)	the Corporations Act;

(B)	ASIC Regulatory Guide 74;

(C)	the Listing Rules; and

(ii)	is not, having regard to applicable disclosure requirements, misleading or deceptive in any material respect (including because of any material omission).

(c)	(Disclosure Document compliance)

(i)	BBI must take all necessary steps to endeavour to ensure that the Disclosure Document:

(A)	complies with the requirements of:

(aa)	the Corporations Act;

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(ab)	ASIC Regulatory Guide 55;

(ac)	ASIC Regulatory Guide 56;

(ad)	ASIC Regulatory Guide 168;

(ae)	the Listing Rules;

(B)	is not, having regard to applicable disclosure requirements, misleading or deceptive in any material respect (including because of any material omission); and

(C)	contains the same form and content in respect of the Brookfield Information as is contained in the Explanatory Statement.

(ii)

Brookfield must take all reasonable steps to endeavour to ensure (having regard to the fact that BBI is primarily responsible for preparation of the Disclosure Document and that Brookfield is only responsible for the Brookfield Information) that Brookfield Information in the Disclosure Document is not, having regard to applicable disclosure requirements, misleading or deceptive in any material respect (including because of any material omission).

(d)

(no approval by Brookfield) BBI acknowledges and agrees that Brookfield will not take any responsibility for the contents of the Disclosure Document other than the Brookfield Information, and will not authorise or otherwise agree to the lodgement of the Disclosure Document with ASIC.

7.2	Content of Explanatory Statement

BBI must:

(a)	(consult Brookfield):

(i)	provide to Brookfield a draft of the Explanatory Statement for the purpose of enabling Brookfield to review and comment on that draft document; and

(ii)	take the comments made by Brookfield into account in good faith when producing a revised draft of the Explanatory Statement.

(b)

(amend Explanatory Statement) implement such changes to those parts of the Explanatory Statement relating to Brookfield which are provided in accordance with clause 7.2(a) as reasonably requested by Brookfield and prior to finalising the Regulator’s Draft;

(c)	(Regulatory Review Period) during the Regulatory Review Period:

(i)	promptly provide to Brookfield, and include in a revised draft of the Explanatory Statement, any new information not included in the Regulator’s Draft which is required by the Corporations Act,

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Corporations Regulations, ASIC Regulatory Guide 74 or the Listing Rules to be included in the Explanatory Statement; and

(ii)

keep Brookfield informed of any matters raised by ASIC or ASX in relation to the Explanatory Statement and use all reasonable endeavours, in co-operation with Brookfield, to resolve any such matters; and

(d)

(Brookfield Information) obtain approval from Brookfield for the form and context in which the Brookfield Information appears in the Explanatory Statement and the Disclosure Document and Brookfield must not unreasonably withhold its approval.

Brookfield must consult with BBI as to the content of the Brookfield Information.

7.3	Disagreement on form or content of Brookfield Information

If Brookfield and BBI disagree on the form or content of the Brookfield Information contained in the Explanatory Statement or the Disclosure Document, they must consult in good faith to try to settle an agreed form of the Explanatory Statement or the Disclosure Document (as applicable). If complete agreement is not reached after reasonable consultation, then BBI will make such amendments in relation to the Brookfield Information as Brookfield reasonably requires.

8	Conduct of business

8.1	Overview

From the date of this agreement up to and including the earlier of the termination of this agreement in accordance with its terms and Transaction Completion, BBI must:

(a)

except as expressly contemplated by this agreement or the Project Burgundy Step Plan or is otherwise required to implement the Transaction, conduct its business in the ordinary and proper course consistent with business plans and budgets made public or disclosed to Brookfield prior to the date of this agreement and in substantially the same manner as previously conducted, unless Brookfield consents otherwise; and

(b)	regularly consult with Brookfield regarding material decisions to be made about the manner of conduct of each of its businesses.

8.2	Prohibited actions

Other than with the prior written approval of Brookfield (which approval must not be unreasonably withheld or delayed) or as contemplated by this agreement, the Project Burgundy Step Plan or is required by this agreement or otherwise to implement the Transaction, during the period referred to in clause 8.1:

(a)	BBI must not, and must not agree to, announce, declare or pay any dividends or distributions other than the EPS Dividend Payment and the Distribution;

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(b)	BBI must not, and must procure that no BBI Group Member, takes or agrees to take any action which would be reasonably expected to give rise to a BBI Prescribed Event;

(c)	BBI must procure that no DBCT Entity takes or agrees to take any action which would be reasonably expected to give rise to a DBCT Prescribed Event;

(d)

BBI must procure that no PD Ports Entity takes or agrees to take any action which would be in breach of clause 5.1 or item 1 of Schedule 4 of the PD Ports Transaction Sale and Purchase Agreement (save as permitted under clause 5.4 of the PD Ports Transaction Sale and Purchase Agreement), as if those provisions were set out herein.

9	Exclusivity

9.1	No existing discussions

(a)

BBI represents and warrants that as at the date of this agreement, other than the discussions with Brookfield in respect of the Transaction, it is not currently in negotiations or discussions in respect of any Competing Transaction with any person.

(b)

From the date of this agreement, BBI will use reasonable endeavours to promptly enforce the terms of any confidentiality and/or standstill agreement entered into with a party other than Brookfield in relation to a Competing Transaction (including pursuant to its existing sales processes in respect of DBCT and PD Ports), provided that in the case of the confidentiality agreements, this will be limited to requesting as soon as reasonably practicable after the date of this agreement the return or destruction of all BBI Confidential Information from any such party (as applicable under the terms of the relevant confidentiality agreement).

(c)

Brookfield acknowledges and agrees that BBI will not be in breach of this clause 9.1 in relation to a proposal received on the date of this agreement (provided that BBI has not entered into negotiations or discussions in relation to that proposal prior to execution of this agreement).

9.2	No-shop

During the Exclusivity Period, BBI must ensure that neither it nor any of its Related Bodies Corporate, any of its sub-trusts or any of their respective Representatives directly or indirectly:

(a)

solicits, invites, initiates, facilitates or encourages (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, negotiations or discussions; or

(b)	communicate any intention to do any of these things,

with a view to obtaining any offer, proposal or expression of interest from any person in relation to a Competing Transaction.

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9.3	No-talk

Subject to clause 9.5, during the Exclusivity Period, BBI must ensure that neither it nor any of its Related Bodies Corporate, any of its sub-trusts or any of their respective Representatives:

(a)	negotiates or enters into; or

(b)	participates in any negotiations or discussions with any other person regarding,

a Competing Transaction, even if that person’s Competing Transaction was not directly or indirectly solicited, invited, facilitated, encouraged or initiated by BBI or any of its Related Bodies Corporate or any of its sub-trusts or any of their respective Representatives or the person has publicly announced the Competing Transaction or provided it to BBI on an unsolicited basis.

9.4	Notice of unsolicited approach

During the Exclusivity Period, provided that the BBI Directors have not determined, in good faith and acting reasonably, and after receiving written advice from reputable external counsel, that taking any of the actions referred to in this clause 9.4 would constitute a breach by the BBI Directors of their director statutory or fiduciary duties, BBI must promptly inform Brookfield if it or any of its Related Bodies Corporate or Representatives:

(a)

receives any unsolicited approach or subsequent proposal or offer with respect to any Competing Transaction (“Approach”) and must disclose to Brookfield the fact that such an approach or subsequent proposal or offer has been made and all material details of the Approach, including details of the proposed bidder or acquirer, the form of the transaction, and the material terms thereof including any pricing;

(b)

receives any request for information relating to BBI or any of its Related Bodies Corporate or any of their businesses or operations or any request for access to the books or records of BBI or any of its Related Bodies Corporate, which BBI has reasonable grounds to suspect may relate to a current or future Competing Transaction; and

(c)

provides any information relating to BBI or any of its Related Bodies Corporate or any of their businesses or operations to any person in connection with or for the purposes of a current or future Competing Transaction.

9.5	Exceptions to no-talk

Clause 9.3 does not apply to the extent that it restricts BBI or the BBI Directors from taking or refusing to take any action with respect to a bona fide Competing Transaction (which was not solicited, invited, facilitated, encouraged or initiated in contravention of clause 9.2) provided that the BBI Directors have determined, in good faith and acting reasonably that:

(a)	after consultation with its financial advisors, such a bona fide Competing Transaction could reasonably be considered to become a Superior Proposal; and

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(b)

after receiving written legal advice from reputable external counsel, that failing to respond to such a bona fide Competing Transaction would constitute a breach by the BBI Directors of their director statutory or fiduciary duties.

9.6	Response to Approach and right to match

During the Exclusivity Period, BBI must:

(a)

not enter into any agreement, arrangement or understanding in relation to a Competing Transaction unless BBI has notified Brookfield of the Competing Transaction and Brookfield has not, within 5 Business Days of that notification, submitted a written proposal (“Brookfield’s Revised Proposal”) to BBI which is on terms no less favourable than the terms of the Competing Transaction; and

(b)

if Brookfield’s Revised Proposal is on terms no less favourable than the Competing Transaction, BBI must, in the absence of a more favourable offer, proceed exclusively with Brookfield’s Revised Proposal, and clause 9.3 will apply to that Competing Transaction.

For the avoidance of doubt, nothing in this clause 9 restricts BBI from making any announcements or disclosures if it is required to do so by law or regulatory (including stock exchange) request or requirement in accordance with clause 15.2.

9.7	Recommendation

During the Exclusivity Period, BBI must ensure that neither it nor its Related Bodies Corporate or Representatives modify the approval of the BBI Directors of the Transaction (including withdrawing or modifying any recommendation) or approve or recommend, or propose publicly to approve or recommend any Competing Transaction, unless:

(a)	there is a Superior Proposal; or

(b)	the Independent Expert does not conclude (or changes its conclusion) that:

(i)	the Recapitalisation is fair and reasonable for BBI Securityholders; and

(ii)	the Recapitalisation is fair and reasonable for EPS Holders; or

(c)

if the BBI Directors have determined, in good faith and acting reasonably after consultation with its financial advisors and receiving written advice from reputable external counsel, that failing to modify such approval or recommendation would constitute a breach by the BBI Directors of their director statutory or fiduciary duties.

9.8	Amended Competing Transaction

Any amendment or modification of a Competing Transaction will be deemed to be a new Competing Transaction so that the provisions of this clause 9 will require notification by BBI to Brookfield of the terms of and the right of BBI to match any such amended Competing Transaction within the time periods specified in this clause 9.

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9.9	Legal advice

BBI acknowledges that it has received legal advice on this agreement and the operation of this clause 9.

10	Fees Payable

10.1	Background

This clause 10 has been agreed in circumstances where:

(a)

Brookfield and BBI believe that the Transaction will provide significant benefits to Brookfield, BBI and their respective securityholders, and Brookfield and BBI acknowledge that, if they enter into this agreement and the Transaction is subsequently not implemented, Brookfield will incur significant costs;

(b)	Brookfield requested that provision be made for the payments outlined in clauses 10.2 and 10.3, without which Brookfield would not have entered into this agreement;

(c)

both the Brookfield Board and BBI Boards believe that it is appropriate for both parties to agree to the payments referred to in this clause 10 to secure Brookfield’s participation in the Transaction; and

(d)	both parties have received legal advice on this agreement and the operation of this clause 10.

10.2	Payment by BBI to Brookfield for termination and surrender of rights

(a)

BBI agrees to pay to Brookfield a sum determined under this clause 10.2 if Transaction Completion does not occur for any reason other than solely as a result of BBI validly terminating this agreement in accordance with clause 14.1(c) or for failure by Brookfield to effect Transaction Completion when obliged to do so.

(b)	Subject to clause 10.2(c), Brookfield and BBI acknowledge and agree that the sum referred to in clause 10.2(a) will be the sum of:

(i)	$7.5 million; and

(ii)	$10.5 million.

(c)	Brookfield agrees that the amount referred to in clause 10.2(b)(ii) will only become payable by BBI if:

(i)	a party has validly terminated this agreement in accordance with clause 14.1(j);

(ii)	Brookfield has validly terminated this agreement in accordance with clause 14.1(c); or

(iii)

BBI has validly terminated this agreement in accordance with clause 14.1(h) or 14.1(g) (in the case of termination in accordance with clause 14.1(g), only by virtue of the failure of the Condition Precedent in item 12 of Schedule 1),

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and BBI did not, at the time of termination of this agreement, have the right to terminate this agreement for either of the circumstances specified in clause 10.2(a).

(d)

For the avoidance of doubt, but subject to clause 10.2(c) the amount referred to in clause 10.2(b)(ii) will still be payable by BBI if Transaction Completion does not occur for other reasons, provided that termination of the agreement in accordance with clause 14.1(c), clause 14.1(j) or 14.1(h) (as applicable) is one of those reasons.

10.3	Payment of facilitation fee and out of pocket costs if Transaction Completion occurs

(a)

If Transaction Completion occurs, BBI agrees to pay Brookfield or an Affiliate of Brookfield a facilitation fee for Brookfield and its Affiliates facilitating the Transaction, and in particular the Private Placement and the Asset Transactions, the fee being equal to the sum of its advisory costs and other out of pocket costs as follows:

(i)	an amount of $11 million in relation to the costs of Brookfield’s advisers arising from pursuing the Transaction to Transaction Completion; and

(ii)

an amount not exceeding $7.5 million in relation to Brookfield’s reasonable out-of-pocket costs arising from pursuing the Transaction to Transaction Completion provided that the demand for payment of such sum must include a tax invoice showing a full breakdown of all costs incurred and paid or payable by Brookfield that forms part of that amount.

(b)	BBI acknowledges and agrees that payment made under this clause 10.3 may be made to an Affiliate of Brookfield.

(c)

The amount payable to Brookfield or its Affiliate under this clause 10.3 is without prejudice to, and (subject to clause 10.6) does not limit, any rights which Brookfield or any Brookfield Indemnified Party may have against BBI.

10.4	Timing of payment

(a)	BBI must pay Brookfield or its Affiliate the amount referred to in clause 10.2(b) (in accordance with clause 10.2(c)) as follows:

(i)	BBI must pay the first $5 million owing under clause 10.2(b) to Brookfield within 5 Business Days of receipt by BBI of a demand for payment from Brookfield;

(ii)	BBI must pay the remaining amount owing under clause 10.2(b) to Brookfield within 15 Business Days of receipt by BBI of the demand for payment from Brookfield referred to in clause 10.4(a)(i).

(b)	BBI must pay Brookfield the amount referred to in clause 10.3 within 15 Business Days of receipt by BBI of a demand for payment from Brookfield.

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10.5	Nature of payment

The facilitation fee payable by BBI to Brookfield or its Affiliate under clause 10.3 has been calculated by reference to an amount considered appropriate to compensate Brookfield for:

(a)	advisory costs (including costs of advisers other than success fees);

(b)	costs of management and directors’ time;

(c)	out-of-pocket expenses; and

(d)

reasonable opportunity costs incurred by Brookfield in pursuing the Transaction or in not pursuing other alternative acquisitions or strategic initiatives which Brookfield could have developed to further its business and objectives, but is without prejudice to Brookfield’s rights under clauses 11 and 12 and (subject to clause 10.6) does not limit any rights which Brookfield or any Brookfield Indemnified Party may have against BBI.

10.6	BBI’s Limitation of Liability

Notwithstanding any other provision of this agreement (including clause 14.4) but subject to clause 10.8:

(a)	the maximum aggregate liability of BBI to Brookfield and the Brookfield Indemnified Parties under this agreement including in respect of any breach of the agreement will be:

(i)	if Transaction Completion does not occur and none of the circumstances in clause 10.2(c) apply, $7.5 million;

(ii)	if Transaction Completion does not occur and any of the circumstances in clause 10.2(c) apply, $18 million; and

(iii)	if Transaction Completion occurs, $11 million plus any amount calculated in accordance with clause 10.3(a)(ii) but in any event not exceeding an aggregate amount of $18.5 million;

(b)

a payment by BBI of the applicable maximum aggregate liability in accordance with this clause 10.6 represents the sole and absolute liability of BBI under or in connection with this agreement and no further damages, fees, expenses or reimbursements of any kind will be payable by BBI in connection with this agreement.

Each of the parties acknowledges that nothing in this clause 10.6 prevents Brookfield from exercising its rights under clauses 11.8 or 12.6.

10.7	Brookfield’s Limitation of Liability

Notwithstanding any other provision of this agreement (including clauses 14.4 and 17):

(a)	the maximum aggregate liability of Brookfield Acquisition Co 1, Brookfield Acquisition Co 2, BAM and Brookfield Infrastructure to BBI and the BBI Indemnified Parties under or in connection with this

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agreement (including in respect of any breach of this agreement) will be $18 million; and

(b)

a payment by any or all of Brookfield Acquisition Co 1, Brookfield Acquisition Co 2, BAM and Brookfield Infrastructure of an amount equal to the maximum aggregate liability referred to in clause 10.7(a) represents the sole and absolute liability of those parties under or in connection with this agreement and no further damages, fees, expenses or reimbursements of any kind will be payable by those parties under or in connection with this agreement.

10.8	Compliance with law

If it is finally determined following the exhaustion of all reasonable avenues of appeal to the Takeovers Panel or a Court that any part of the amounts payable under clauses 10.2 or 10.3:

(a)	is unlawful;

(b)	involves a breach of the duties of the BBI Boards; or

(c)	constitutes unacceptable circumstances within the meaning of the Corporations Act,

then BBI’s obligation to pay the amount payable under clause 10.2 or clause 10.3 (as applicable) does not apply to the extent the amount is found to be unlawful, to involve a breach of the duties of the BBI Directors or to constitute unacceptable circumstances within the meaning of the Corporations Act, and if Brookfield has received any part of the payment due under clause 10.2 or clause 10.3 (as applicable) it must refund it within ten Business Days of such final determination.

10.9	DBCT 49.9% Transaction Documents

For greater clarity on and from Transaction Completion, no provision in this agreement limits or restricts in any way the rights or obligations of any party to the DBCT 49.9% Transaction Document under those documents.

10.10	Survival

Any accrued obligations under this clause survive termination of this agreement.

11	Call option

11.1	Grant of Call Option

Subject to clause 11.2, BBI hereby unconditionally and irrevocably grants Brookfield an option (exercisable in its absolute discretion) to acquire all of the ownership interests of PD Ports at the Applicable Price and otherwise on the Agreed Terms, such option being exercisable at any time during the Call Option Period following the occurrence of the Call Option Trigger Event.

11.2	Exercise of Call Option

(a)	Brookfield may exercise the Call Option at any time within a period of twelve months after the Call Option Trigger Event (“Call Option

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Period”) by giving BBI a written notice stating that Brookfield requires completion of the transfer of all of the ownership interests of PD Ports to occur in accordance with clause 11.3 and on the Agreed Terms (“Notice of Exercise of Call Option”).

(b)

Subject to clause 11.3, Brookfield may exercise the Call Option more than once until the earlier of the expiry of the Call Option Period and completion of a sale of PD Ports to Brookfield (or any person or entity designated by it) following exercise of the Call Option, provided that the Call Option must, in each case, be exercised by Brookfield in good faith.

(c)	The Call Option lapses and is of no further effect on expiry of the Call Option Period.

(d)	Completion of the transfer of PD Ports pursuant to the Call Option will be conditional only on:

(i)

obtaining all necessary third party approvals and consents (including necessary approvals or consents from any identified Regulatory Authority and any Lender), any such approvals or consents to be obtained in a form satisfactory to Brookfield in its absolute discretion;

(ii)

any other conditions precedent that BBI and Brookfield agree are necessary, provided that such condition or conditions must be satisfied on terms acceptable to Brookfield in its absolute discretion; and

(iii)

Brookfield having designated an entity to acquire the ownership interests in PD Ports who, in BBI’s opinion, acting reasonably, is an entity of sufficient financial standing having regard to the obligations to pay the Applicable Price and the Agreed Costs. BBI acknowledges that for these purposes, BAM and Brookfield Infrastructure meet that description,

(together the conditions described in (a) and, if any, (b), are the “Sale Conditions”).

11.3	Timing on documentation and completion of transfer

(a)

BBI and Brookfield must, or must procure, that the parties to the sale of PD Ports execute an agreement documenting the Agreed Terms (“Sale Agreement”), as soon as reasonably practicable and in any event within 2 Business Days after the Notice of Exercise of Call Option is provided in accordance with clause 11.2(a).

(b)

Subject to clause 11.3(c)(ii), completion of the transfer or disposal (as applicable) of PD Ports must take place in accordance with the Sale Agreement on the fifth Business Day after the day on which the Sale Conditions are satisfied on terms acceptable to Brookfield in its absolute discretion.

(c)	If the Sale Conditions are not satisfied within 120 days from the date of the Sale Agreement:

(i)	the Sale Agreement will terminate automatically; and

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(ii)

provided that Brookfield has complied with its obligations under clause 11.5(a), and provided that the Call Option Period is yet to expire, Brookfield will be entitled again to exercise its rights under clause 11.2 until the expiry Call Option Period, provided that the Call Option must, in each case, be exercised by Brookfield in good faith.

11.4	Information rights, conduct of business of PD Ports and no dealings

(a)

BBI agrees not to, and agrees to procure that no PD Ports Group member or BBI Port Holdings Pty Limited, Deals in any material property interests relating to PD Ports (which includes the shares in the ordinary issued capital of PD Ports Group members) during the Call Option Period which, for greater certainty, includes any period between the provision of Notice of Exercise of Call Option and completion or termination of a Sale Agreement and the period remaining until expiry of the Call Option Period.

(b)

During the Call Option Period (which, for greater certainty, includes any period between the provision of Notice of Exercise of Call Option and completion or termination of a Sale Agreement and the period remaining until expiry of the Call Option Period):

(i)	BBI must provide to, or procure the provision to, Brookfield:

(A)	information regarding material events and material decisions to be made about the manner of conduct of the businesses of PD Ports prior to those decisions being made; and

(B)	periodical updates (at least once per month) regarding the financial performance and position of the businesses of PD Ports and any other information material to the businesses of PD Ports; and

(ii)

BBI agrees to provide regular updates to Brookfield with respect to the status of discussions with the lenders to PD Ports and BBI Port Holdings Pty Limited and all material communications (whether written or oral, and whether direct or via a Representative) with any lenders to PD Ports and BBI Port Holdings Pty Limited (“PD Ports Lenders’ Communications”) and, without limitation:

(A)

provide copies of any material written PD Ports Lenders’ Communications sent to or received from a lender to PD Ports or BBI Port Holdings Pty Limited to Brookfield promptly upon despatch or receipt (as the case may be); and

(B)	provide Brookfield with weekly updates as to the likelihood of PD Ports or BBI Port Holdings Pty Limited becoming Insolvent.

(c)

During the Call Option Period (which, for greater certainty, includes any period between the provision of Notice of Exercise of Call Option and completion or termination of a Sale Agreement and the period remaining

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until expiry of the Call Option Period), BBI must not, and must procure that no PD Group member announces, declares or pays any dividends or distributions out of PD Ports or agrees to do any of those things.

(d)	On and from provision of the Notice of Exercise of Call Option to BBI until the first to occur of:

(i)	completion of the sale of PD Ports to the Brookfield Investor under a Sale Agreement; and

(ii)	termination of the Sale Agreement in accordance with clause 11.3(c),

BBI must not do or omit to do anything, and must procure that no PD Ports Group member nor BBI Port Holdings Pty Limited does or omits to do anything, that would be in breach of item 1 of Schedule 4 of the PD Ports Transaction Sale and Purchase Agreement (save as permitted under clause 5.4 of the PD Ports Transaction Sale and Purchase Agreement), as if those provisions were set out herein (with the necessary changes). This clause 11.4(d) will apply on each occasion that Brookfield exercises its Call Option, if it exercises it more than once.

(e)	Without seeking to limit Brookfield’s rights to exercise and enforce the Call Option and any Sale Agreement, nothing in this clause 11.4 will:

(i)	restrict the lenders to PD Ports from exercising their rights under the debt documents subsisting as at the date of this agreement; or

(ii)

require the directors of the PD Ports Group members to take (or omit to take) any action in connection with the placement of PD Ports into any form of insolvent administration, where such action (or omission) constitutes a breach by the BBI Directors of their director statutory or fiduciary duties.

(f)	Brookfield acknowledges that BBI will have no liability for damages for breach of any obligation under this clause 11.4 where that breach is the result of, or caused by, either:

(i)	the exercise by the lenders to PD Ports of their rights under the debt documents subsisting as at the date of this agreement;

(ii)

any action by the directors of the PD Ports Group members to place PD Ports into any form of insolvent administration, where failure to do so would in their view (acting reasonably after taking appropriate professional advice) constitute a breach by the directors of the PD Ports Group members of their director statutory or fiduciary duties.

(g)	The obligations of BBI under this clause 11.4 in respect of PD Ports cease to apply upon the earlier of:

(i)	expiry of the Call Option Period; and

(ii)	completion of the sale of PD Ports to the Brookfield Investor under a Sale Agreement.

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11.5	Required approvals

(a)

BBI and Brookfield must use all reasonable endeavours to obtain all required third party approvals and consents, including Regulatory Approvals and any required Lender Approvals, required to implement a transfer of PD Ports pursuant to exercise of the Call Option as soon as practicable after the Notice of Exercise of Call Option, and each party must give the other party all reasonable assistance to obtain such approval or consent.

(b)

Brookfield and BBI each acknowledges that neither Brookfield nor any BBI Group Member will be responsible if implementation of any transfer of PD Ports pursuant to exercise of the Call Option cannot proceed because of a failure to receive any such third party approvals or consents, provided that each party has complied with clause 11.5(a).

(c)

Brookfield has the right to be represented at any proposed meeting with any Lender relating to any Lender Approval but must not engage in any material communication with any Lender in respect of the transaction contemplated by the Sale Agreement without a Representative of BBI being present.

(d)

BBI must use reasonable endeavours to consult with Brookfield in advance in relation to all material communications (whether written or oral, and whether direct or via a Representative) with any Lender relating to any Lender Approval (“Communications”) and, without limitation:

(i)	provide Brookfield with drafts of any material written Communications to be sent to a Lender and make such amendments as Brookfield reasonably requires; and

(ii)	provide copies of any material written Communications sent to or received from a Lender to Brookfield promptly upon despatch or receipt (as the case may be),

in each case to the extent it is reasonable to do so.

11.6	Payment of sale costs

The parties agree that it is part of the Agreed Terms that in addition to payment of the Applicable Price, the Brookfield Investor will also pay at completion of the transfer of the ownership interests in PD Ports under the Sale Agreement the Agreed Costs (if any remain payable at that time), on behalf of PD Ports and BBI.

11.7	Background and nature of Call Option

(a)	This clause 11 has been agreed in circumstances where:

(i)

Brookfield and BBI believe that the Transaction will provide significant benefits to Brookfield, BBI and their respective securityholders, and Brookfield and BBI acknowledge that, if they enter into this agreement and the Transaction is subsequently not implemented, Brookfield will incur significant costs;

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(ii)	Brookfield requested that provision be made for the Call Option, without which Brookfield would not have entered into this agreement;

(iii)	both the Brookfield Board and BBI Boards believe that it is appropriate for both parties to agree to the Call Option to secure Brookfield’s participation in the Transaction; and

(iv)	both parties have received legal advice on this agreement and the operation of this clause 11.

(b)	The Call Option granted under this clause 11 is intended to compensate Brookfield for:

(i)	advisory costs (including costs of advisers other than success fees);

(ii)	costs of management and directors’ time;

(iii)	out-of-pocket expenses; and

(iv)

reasonable opportunity costs incurred by Brookfield in pursuing the Transaction or in not pursuing other alternative acquisitions or strategic initiatives which Brookfield could have developed to further its business and objectives, but which (subject to clause 10.6 and 11.4(f)) does not limit any rights which Brookfield or any Brookfield Indemnified Party may have against BBI.

11.8	Specific performance

BBI acknowledges that damages are not a sufficient remedy for Brookfield for any breach of this clause 11, and Brookfield and its Affiliates are entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach of threatened breach by the other party in addition to any other remedies that may be available to the affected party at law or in equity.

11.9	Survival

Notwithstanding anything else in this agreement, any obligations under this clause survive termination of this agreement during the Call Option Period.

12	Right of first refusal

12.1	Grant of right of first refusal

BBI hereby unconditionally and irrevocably grants Brookfield a right of first refusal (“ROFR”) in respect of the ROFR Assets. The ROFR will be on the terms and conditions contained in this clause 12.

12.2	Restrictions on dealings

Subject to clause 12.3, BBI agrees not to do any of the following during the ROFR Period:

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(a)	Deal in the ROFR Assets, or do anything preparatory to Dealing with a ROFR Asset (other than as contemplated by this clause 12); or

(b)	enter into any ROFR Transaction, or do anything preparatory to entry into any ROFR Transaction (other than as contemplated by this clause 12).

12.3	When restrictions will cease to apply

The obligations of BBI under clause 12.2 in respect of a particular ROFR Asset cease to apply upon the earlier of:

(a)	expiry of the ROFR Period; and

(b)	completion of the sale of the ROFR Asset to the Brookfield Investor.

12.4	Terms of right of first refusal

(a)

During the ROFR Period, BBI may offer for sale the ROFR Assets or offer to enter into a ROFR Transaction for the sole purpose of soliciting from a third party a proposal of a nature that would trigger the ROFR.

(b)

During the ROFR Period, BBI must provide a notice (“Sale Intention Notice”) if BBI proposes to enter into a ROFR Transaction with a third party in response to a bona fide offer received from any bona fide third party (“Third Party Offer”).

(c)	The Sale Intention Notice must:

(i)	specify the price of the Third Party Offer (“Third Party Price”); and

(ii)	specify all terms of the Third Party Offer (“Third Party Terms”); and

(iii)	attach a copy of any documentation received by BBI from the relevant third party outlining the Third Party Offer, or which is otherwise in connection with the Third Party Offer.

(d)

If Brookfield does not, within 60 days of receipt by Brookfield of the Sale Intention Notice, make an offer to BBI (“Brookfield Offer”) to enter (whether itself, or through a nominee) into an equivalent ROFR Transaction to that contained in the Sale Intention Notice for the Third Party Price on terms no less favourable overall from BBI’s perspective, acting reasonably, to the Third Party Terms summarised in the Sale Intention Notice (which for the avoidance of doubt includes failing to respond to the Sale Intention Notice), BBI may within a further 120 days (“Third Party Sale Period”) enter into the ROFR Transaction the subject of the Sale Intention Notice:

(i)	at a price not less than the Third Party Price that was notified to Brookfield in the Sale Intention Notice;

(ii)

provided that the sale is not otherwise subject to any arrangement or adjustment which effectively reduces the cost of acquisition to the acquiring party (other than a purchase price adjustment mechanism, including in respect of representations

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and warranties disclosed in the Third Party Terms) or otherwise makes the transaction contemplated by the Third Party Offer materially more economically advantageous to the acquiring party; and

(iii)	provided that the material terms of the transaction are no less favourable to BBI overall than the Third Party Terms that were notified to Brookfield in the Sale Intention Notice.

For the purposes of determining whether the terms of a Brookfield Offer are on more or less favourable terms than the Third Party Terms, any requirement by Brookfield for approval from FIRB is to be disregarded by BBI.

(e)	If:

(i)	any of clauses 12.5(c)(i)-(iii) are not satisfied; or

(ii)	the transaction under the Third Party Offer is not capable of completion by the end of the Third Party Sale Period,

Brookfield will again have a ROFR under clause 12.1 which may be exercised by Brookfield, in its sole discretion:

(iii)

in the case of clause 12.5(d)(i), within 30 days following BBI providing written notice to Brookfield of the revised Third Party Offer (with this clause 12 applying as if the revised Third Party Offer was a new Third Party Offer); or

(iv)	in the case of clause 12.5(d)(ii), in accordance with this clause 12.

(f)	Any sale or other ROFR Transaction to be entered into with Brookfield (or any Brookfield Entity nominated by Brookfield) pursuant to the ROFR shall be subject to:

(i)	and will not be effective until the consent of DBCT Holdings has been obtained;

(ii)

all other applicable consents of Lenders under the DBCT Group Facilities and the BBI Corporate Debt Documents and other third parties (including necessary approvals or consents from any identified Regulatory Authority) have been obtained.

(g)

Any approvals or consents (other than under the BBI Corporate Debt Documents) to be obtained under clauses 12(f)(i) or 12(f)(ii) must be in a form satisfactory to Brookfield in its absolute discretion. Any consent under the BBI Corporate Debt Documents must also be in a form satisfactory to BBI in its absolute discretion.

(h)

If Brookfield provides a Brookfield Offer that meets the requirements of clause 12.4(d), then the parties must use all reasonable endeavours to enter into full-form transaction documentation in order to document the relevant ROFR Transaction within 20 days of receipt by BBI of the Brookfield Offer (“Sale Documentation”).

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12.5	Required approvals

(a)

Subject to clause 12.5(d), BBI and Brookfield will each exercise its reasonable endeavours to obtain all required third party approvals and consents, including Regulatory Approvals and any required Lender Approvals, required to implement a transaction contemplated by a Brookfield Offer as soon as practicable after the Brookfield Offer is made, and each party must give the other party all reasonable assistance to obtain such approval or consent.

(b)

Brookfield and BBI each acknowledges that neither party will be responsible if implementation of any transfer of ROFR Assets cannot proceed because of a failure to receive any such third party approvals or consents, provided that each party has complied with clause 12.5(a).

(c)

Brookfield has the right to be represented at any proposed meeting with any Lender relating to any Lender Approval but must not engage in any material communication with any Lender in respect of the ROFR Transaction without a Representative of BBI being present.

(d)

Brookfield must ensure that the Brookfield Entities and their Representatives must not, and will not, at any stage make contact (whether verbal, written or otherwise) with DBCT Holdings or any person whose consent is required under the DBCT Group Facilities in relation to, or in connection with, the ROFR Transaction or the ROFR except, in each case, with (and in accordance with any conditions attached to) BBI’s prior written consent. BBI must use all reasonable endeavours to procure the board of DBCT Holdings to meet with a Representative of Brookfield together with at least 1 Representative of BBI as soon as practicable after the date that BBI accepts a Brookfield Offer and in any event prior to the completion of the ROFR Transaction with Brookfield (or its nominee).

(e)

BBI must use reasonable endeavours to consult with Brookfield in advance in relation to all material communications (whether written or oral, and whether direct or via a Representative) with any Lender relating to any Lender Approval (“Communications”) and, without limitation:

(i)	provide Brookfield with drafts of any material written Communications to be sent to a Lender and make such amendments as Brookfield reasonably requires; and

(ii)	provide copies of any material written Communications sent to or received from a Lender to Brookfield promptly upon despatch or receipt (as the case may be),

in each case to the extent it is reasonable to do so.

12.6	Specific performance

BBI acknowledges that damages are not a sufficient remedy for Brookfield for any breach of this clause 12, and Brookfield and its Affiliates are entitled to specific performance or injunctive relief (as appropriate) as a remedy for any breach of threatened breach by the other party in addition to any other remedies that may be available to the affected party at law or in equity.

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12.7	Survival

Notwithstanding anything else in this agreement, any obligations under this clause survive termination of this agreement during the ROFR Period.

13	Representations and warranties

13.1	BBI’s representations and warranties

BBI represents and warrants to Brookfield (on its own behalf and separately as trustee or nominee for each of the directors on the Brookfield Board and the Brookfield Indemnified Parties) that each of the statements set out in schedule 5 is true and correct in all material respects and not otherwise misleading as at the date of this agreement and will be true and correct in all material respects and not otherwise misleading on each day up to the Transaction Completion Date as if made on and as of each of those dates except to the extent that a statement is expressed in its terms to operate only as at a particular date.

13.2	Limitations

Brookfield, the directors on the Brookfield Board and the Brookfield Indemnified Parties acknowledge and agree that:

(a)	the representations and warranties given by BBI under clause 13.1 are qualified by the:

(i)	actual knowledge of Brookfield, the directors on the Brookfield Board or the Brookfield Indemnified Parties prior to the entry into this agreement; and

(ii)	matters fairly, clearly and accurately disclosed in this agreement, the Transaction Documents, the Data Room, the Due Diligence Q&A or in the Due Diligence Reports.

(b)

the representations and warranties given by BBI under clauses 13.9 and 13.10 are, to the extent not already provided by those clauses, qualified by the actual knowledge of Brookfield, the directors on the Brookfield Board or the Brookfield Indemnified Parties prior to the entry into this agreement.

13.3	BBI’s indemnity

Subject to clause 13.2, BBI indemnifies the Brookfield Indemnified Parties against all Losses incurred directly or indirectly as a result of any of the representations and warranties in clause 13.1 not being true and correct.

13.4	Brookfield’s representations and warranties

Brookfield represents and warrants to BBI (on its own behalf and separately as trustee or nominee for each of the BBI Directors and the BBI Indemnified Parties) that each of the statements set out in schedule 6 is true and correct in all material respects and not otherwise misleading as at the date of this agreement and will be true and correct in all material respects and not otherwise misleading on each day up to the Transaction Completion Date as if made on and as of each of those dates except to the extent that a statement is expressed in its terms to operate only as at a particular date.

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13.5	Limitations

BBI, the BBI Directors and the BBI Indemnified Parties acknowledge and agree that the representations and warranties given by Brookfield under clause 13.4 are qualified by the:

(a)	actual knowledge of BBI, the BBI Directors or the BBI Indemnified Parties prior to the entry into this agreement; and

(b)	matters fairly, clearly and accurately disclosed in this agreement, the Transaction Documents or the Brookfield Information.

13.6	Brookfield’s indemnity

Subject to clause 13.5, Brookfield indemnifies the BBI Indemnified Parties against all Losses incurred directly or indirectly as a result of any of the representations and warranties in clause 13.4 not being true and correct.

13.7	Time limits

Without limiting the parties’ rights under clause 14, BBI is not liable under a Claim:

(a)

in respect of a particular breach of representation or warranty, if any Brookfield Entity or any of their Representatives were aware of the breach prior to Transaction Completion and Brookfield did not promptly notify BBI of the breach so as to permit BBI to seek to remedy the circumstances which gave rise to the breach to the extent that the amount of the Claim is increased by such failure by Brookfield to notify it of the breach; or

(b)

if Brookfield does not notify BBI of the Claim and/or providing all relevant details (including the amount) then known to Brookfield (or its Affiliates) of the events, matters or circumstances giving rise to the Claim within 12 months days after Transaction Completion (or within 4 years of Transaction Completion if the Claim relates to Tax) and if within 6 months (or such longer period as may be agreed) of the date Brookfield is required to notify BBI of the Claim:

(i)	the Claim has not been agreed, compromised or settled; and

(ii)	Brookfield (nor any of its Affiliates) has not issued or served legal proceedings against BBI in respect of the Claim.

13.8	No double recovery

(a)	No BBI Group Member is liable for any loss that a Brookfield Entity recovers, or is compensated for by any BBI Group Member under another Transaction Document.

(b)	No Brookfield Entity is liable for any loss that a BBI Group Member recovers, or is compensated for by any BBI Group Member under another Transaction Document.

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13.9	DBCT 49.9% Transaction representations and warranties

(a)

The warranties given pursuant to Schedule 4 and set out in Schedule 5 of the Voting Agreement are effective from the date of this agreement as though set out in full in this agreement and given in favour to the person referred to in clause 13.1 and are subject to the qualifications and limitations set out in the Voting Agreement (applied with such changes as are necessary) and:

(i)

during the period between the date of this agreement and the earlier of immediately prior to Transaction Completion and the date of termination of this agreement, BBI’s exposure for breach of the warranties referred to in this clause 13.9 is also limited as set out in this agreement including under clause 10.6, 13.2 and 13.9(a);

(ii)

if Transaction Completion occurs, the warranties referred to in this clause 13.9 and all rights and liabilities in respect of them will cease to have effect under this agreement and the warranties and indemnities set out in the Voting Agreement will apply.

For the avoidance of doubt, no indemnity set out in Schedule 4 of the Voting Agreement is given pursuant to this agreement.

(b)

Subject to the qualifications and limitations referred to in clause 10.6, 13.2 and 13.9(a), BBI indemnifies the Brookfield Indemnified Parties against all Losses incurred directly or indirectly as a result of any of the representations and warranties referred to in clause 13.9(a) not being true and correct.

13.10	PD Ports representations and warranties

(a)

The warranties set out in Part A of Schedule 6 of the PD Ports Transaction Sale and Purchase Agreement are effective from the date of this agreement as though set out in full in this agreement and given by BBI in favour of the person referred to in clause 13.1 and are subject to the qualifications and limitations set out in clauses 10.1, 10.2 and Schedule 8 of the PD Ports Transaction Sale and Purchase Agreement (to be read as if the “Seller” was BBI, the “Buyers” were Brookfield, “Signing” is a reference to the date of this agreement and further applied with such changes as are necessary to give effect to this clause) and:

(i)

during the period between the date of this agreement and the earlier of immediately prior to Transaction Completion and the date of termination of this agreement, BBI’s exposure for breach of the warranties referred to in this clause 13.10 is also limited as set out in this agreement including under clause 10.6, 13.2 and 13.10(a); and

(ii)

if Transaction Completion occurs, the warranties referred to in this clause 13.10 and all rights and liabilities in respect of them will cease to have effect under this agreement and the warranties set out in the PD Ports Transaction Sale and Purchase Agreement will apply, provided that Brookfield acknowledges that:

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(iii)	the warranties contained in paragraphs 2.2(b), 2.2(e), 2.2(f) and 2.3(b) of Part A of Schedule 6 are not true and correct as at the date of this agreement; and

(iv)

the warranties contained in paragraphs 2.2(a), 2.2(d), 2.3(a) and 2.5 (in so far as the new Memorandum and Articles (as defined in the PD Ports Transaction Sale and Purchase Agreement) are adopted pursuant to the PD Ports Reorganisation Steps) and 2.6 (insofar as it related to the identity of the directors, the company secretary and the auditors) of Part A of Schedule 6 will not be true and accurate by reference to the facts and circumstances then existing immediately before Transaction Completion.

(b)

Subject to the qualifications and limitations referred to in clause 10.6, 13.2 and 13.10(a), BBI indemnifies the Brookfield Indemnified Parties against all Losses incurred directly or indirectly as a result of any of the representations and warranties referred to in clause 13.10(a) not being true and correct subject to any limitations contained therein.

13.11	Survival

(a)	The representations and warranties, undertakings and indemnities in this agreement do not merge and are not extinguished on Transaction Completion and will survive after Transaction Completion.

(b)	Any accrued obligations under this clause 13 survive termination of this agreement.

14	Termination

14.1	Termination events

Without limiting any other provision of this agreement (including clause 3.9), this agreement may be terminated:

(a)	(End Date) by either Brookfield or BBI, if Transaction Completion has not occurred on or before the End Date; or

(b)

(lack of support) at any time prior to 8.00am on the BBI Securityholder Meetings Date by Brookfield if either of the BBI Boards changes its recommendation to the BBI Securityholders that they vote in favour of the resolutions submitted to the BBI Securityholder Meetings or the EPS Holder Meeting to approve the Transaction, including any adverse modification to its recommendation, or otherwise makes a public statement indicating that it no longer supports the Transaction or will not make any recommendation about it; or

(c)

(breach) at any time prior to 8.00am on the Transaction Completion Date, by either Brookfield or BBI if the other is in material breach of any clause of this agreement (including a representation or warranty made under clause 13), taken in the context of the Transaction as a whole, provided that either Brookfield or BBI, as the case may be, has, if practicable, given notice to the other setting out the relevant circumstances and stating an intention to terminate and, the relevant circumstances continue to exist 5 Business Days (or any shorter period

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ending at 8:00am on the Transaction Completion Date) after the time such notice is given; or

(d)	(not approved) by either Brookfield or BBI if any of the Key Resolutions submitted to the BBI Securityholder Meetings or the EPS Holder Meeting is not approved by the requisite majority;

(e)

(competing interest) by Brookfield, if, immediately prior to 8.00am on the Transaction Completion Date, Brookfield has reasonable grounds to believe that immediately following the issue of new BBI Securities pursuant to the Transaction on the Transaction Completion Date a person (other than Brookfield Entities or their associates) would have a Relevant Interest in more than 20% of the BBI Securities;

(f)

(restraint) by either Brookfield or BBI if a Court or other Regulatory Authority has issued a final and non-appealable order, decree or ruling or taken other action which permanently restrains or prohibits the Transaction or Transaction Completion;

(g)	(consultation or appeal failure) in accordance with and pursuant to:

(i)	clause 3.9(c); or

(ii)	clause 3.9(e);

(h)

(Independent Expert) by BBI if the Independent Expert does not opine that the Recapitalisation is fair and reasonable for BBI Securityholders and that the Recapitalisation is fair and reasonable for EPS Holders;

(i)	(Insolvency) by:

(i)	Brookfield if BBI or any of its Related Bodies Corporate is or becomes Insolvent;

(ii)	BBI if Brookfield or a Guarantor is or becomes Insolvent;

(j)	(Superior Proposal) by either party in the event of a Superior Proposal (notwithstanding any other provision of this clause 14.1); or

(k)	(agreement) if agreed to in writing by Brookfield and BBI.

14.2	Termination

Where a party has a right to terminate this agreement, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this agreement.

14.3	Effect of Termination

In the event that a party terminates this agreement, or if this agreement otherwise terminates in accordance with its terms, then in either case all further obligations of the parties under this agreement, other than the obligations set out in clauses 10, 11, 12, 16, 17, 18, 19, 20 and 21 will immediately cease to be of further force and effect without further liability of any party to the other, provided that nothing in this clause releases any party from liability for any pre-termination breach of this agreement.

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14.4	Damages

In addition to the right of termination under clause 14.1 where there is no appropriate remedy for the breach in the agreement (other than termination), subject to clauses 10.6 or 10.7 (as applicable) the non-defaulting party is entitled to damages for Losses suffered by it and expenses incurred by it as a result of the breach of the terms of this agreement.

15	Public announcements

15.1	Public announcement of Transaction

Immediately after signing this agreement, BBI and Brookfield will issue a joint or concurrent public announcement of the proposed Transaction in the form contained in Annexure A.

15.2	Required disclosure

Where a party is required by law, the Listing Rules or a memorandum of understanding with a Regulatory Authority to make any announcement or make any disclosure relating to a matter the subject of the Transaction, it may do so only after (to the extent legally permitted) it has given the other party as much notice as possible and has consulted to the fullest extent possible in the circumstances with the other party and its legal advisers.

15.3	Disclosure to Brookfield Affiliates

Subject to clause 16.5 but notwithstanding anything else in this agreement, Brookfield may make any disclosure relating to a matter the subject of the Transaction to:

(a)	any Brookfield Entity; and

(b)	as required in relation to the arrangement of any debt or equity financings by Brookfield in relation to the Transaction.

16	Confidential Information

16.1	Disclosure of Brookfield Confidential Information

No Brookfield Confidential Information may be disclosed by BBI to any person except:

(a)	Representatives or Affiliates of BBI or its Related Bodies Corporate requiring the information for the purposes of the Transaction contemplated by this agreement; or

(b)

to a bank or other financial institution (and its professional advisers including legal advisers) in connection with any loan or other financial accommodation or application for a loan or financial accommodation of BBI or any of its Related Bodies Corporate in each case for the purpose of the Transaction; or

(c)	with the consent of Brookfield which consent may be given or withheld in its absolute discretion; or

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(d)	if BBI is required to do so by law or regulatory (including stock exchange) request or requirement; or

(e)	if BBI is required to do so in connection with legal proceedings relating to this agreement.

16.2	Use of Brookfield Confidential Information

BBI must use the Brookfield Confidential Information exclusively for the purpose of due diligence and preparing the Explanatory Statement and the Disclosure Document and for no other purpose.

16.3	Disclosure of BBI Confidential Information

(a)	Subject to clause 16.3(b), no BBI Confidential Information may be disclosed by Brookfield to any person except:

(i)

the BBI Entities, Representatives or Affiliates of Brookfield or its Related Bodies Corporate requiring the information for the purposes of the Transaction contemplated by this agreement or as otherwise permitted under clause 15.3; or

(ii)

to a bank or other financial institution (and its professional advisers including legal advisers) in connection with any loan or other financial accommodation or application for a loan or financial accommodation of BBI or any of its Related Bodies Corporate; or

(iii)	with the consent of BBI which consent may be given or withheld in its absolute discretion; or

(iv)	if Brookfield is required to do so by law or regulatory (including stock exchange) request or requirement;

(v)	if Brookfield is required to do so in connection with legal proceedings relating to this agreement; or

(vi)	where permitted by clause 5.3.

(b)	Brookfield acknowledges and agrees that:

(i)	it has been provided with a copy of the ACCC Undertakings; and

(ii)

it undertakes that it will not breach, and will procure that none of the Brookfield Entities who receive information that is subject to the ACCC Undertakings will breach, the ACCC Undertakings nor cause the ACCC Undertakings to be breached; and

(iii)	nothing in this agreement permits the disclosure of any BBI Confidential Information which would breach the ACCC Undertakings or cause the ACCC Undertakings to be breached.

16.4	Disclosure by recipient of Confidential Information

Any party disclosing information under clause 16.1(a) or 16.1(b) or clause 16.3(a)(i) or 15.3(b) must use all reasonable endeavours to ensure that

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persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 16.1 or clause 16.3.

16.5	Disclosure of DBCT information

Brookfield acknowledges and agrees that:

(a)

it has been provided with certain BBI Confidential Information relating to DBCT and the DBCT Consent Documents following entry into a confidentiality undertaking by Brookfield Infrastructure Group Inc in favour of DBCT Holdings dated 15 September 2009 (DBCT Confidential Information); and

(b)

nothing in this agreement permits the disclosure of any DBCT Confidential Information which would breach the confidentiality undertaking referred to in (a) above or cause the confidentiality undertaking to be breached.

16.6	Excluded Information

Clauses 16.1, 16.2, 16.3, and 16.4 do not apply to the Excluded Information.

16.7	Termination

This clause 16 will survive termination (for whatever reason) of completion of this agreement for a period of two years following such termination or completion.

17	Guarantee of Brookfield’s obligations from Guarantor

17.1	Consideration

Each Guarantor acknowledges that BBI has entered into this agreement in reliance on it incurring obligations and giving rights in favour of BBI under its respective Guarantee.

17.2	BAM Guarantee

(a)	BAM unconditionally and irrevocably guarantees to:

(i)	BBI compliance by Brookfield Acquisition Co 1 with its obligations in connection with this agreement, including each obligation to pay money;

(ii)	BBI compliance by the applicable Brookfield Investor with its obligations in connection with the Subscription Agreement;

(iii)

each of BBI and BBI Port Holdings Pty Limited (ACN 117 391 750) compliance by the applicable Brookfield Investor with its obligations in connection with the PD Ports Transaction Sale and Purchase Agreement;

(iv)	each of BBI and the DBCT Entities compliance by the applicable Brookfield Investor with its obligations in connection with the DBCT 49.9% Transaction.

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(b)

If Brookfield Acquisition Co 1 does not comply with the obligations referred to in clause 17.2(a) on time and in accordance with this agreement, then BAM must do all things necessary to comply with or satisfy those obligations on demand from BBI. A demand may be made whether or not BBI has made demand on Brookfield Acquisition Co 1.

17.3	Brookfield Infrastructure Guarantee

(a)	Brookfield Infrastructure unconditionally and irrevocably guarantees to:

(i)	BBI compliance by Brookfield Acquisition Co 2 with its obligations in connection with this agreement, including each obligation to pay money;

(ii)	BBI compliance by the applicable Brookfield Investor’s compliance with its obligations in connection with the Subscription Agreement;

(iii)

each of BBI and BBI Port Holdings Pty Limited (ACN 117 391 760) compliance by the applicable Brookfield Investor with its obligations in connection with the PD Ports Transaction Sale and Purchase Agreement;

(iv)	each of BBI and the DBCT Entities compliance by the Brookfield Investor with its obligations in connection with the DBCT 49.9% Transaction.

(b)

If Brookfield Acquisition Co 2 does not comply with the obligations referred to in clause 17.3(a) on time and in accordance with this agreement, then Brookfield Infrastructure must do all things necessary to comply with or satisfy those obligations on demand from BBI. A demand may be made whether or not BBI has made demand on Brookfield Acquisition Co 2.

17.4	Liability of the Guarantors is several and not joint

Each Guarantor’s obligations under this agreement are several and not joint. For the avoidance of doubt, this means that BAM’s guarantee applies only in respect of the obligations of Brookfield Acquisition Co 1 and Brookfield Infrastructure’s guarantee applies only in respect of the obligations of Brookfield Acquisition Co 2’s guarantee.

17.5	BAM Indemnity

(a)

Notwithstanding the operation of clause 17.2, as a separate and additional liability, BAM indemnifies each BBI Indemnified Party against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the BBI Indemnified Party arising from any default or delay in the due and punctual performance of the obligations of Brookfield Acquisition Co 1 or the applicable Brookfield Investor (as the case may be) under this agreement, the Subscription Agreement, the PD Ports Transaction Sale and Purchase Agreement or any DBCT 49.9% Transaction Documents.

(b)	BAM agrees to pay amounts due under this clause 17.5 on demand from BBI.

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(c)	BBI need not incur expense or make payment before enforcing this right of indemnity.

17.6	Brookfield Infrastructure Indemnity

(a)

Notwithstanding the operation of clause 17.3, as a separate and additional liability, Brookfield Infrastructure indemnifies each BBI Indemnified Party against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the BBI Indemnified Party arising from any default or delay in the due and punctual performance of the obligations of Brookfield Acquisition Co 2 or the applicable Brookfield Investor (as the case may be) under this agreement, the Subscription Agreement, the PD Ports Transaction Sale and Purchase Agreement or any DBCT 49.9% Transaction Document.

(b)	Brookfield Infrastructure agrees to pay amounts due under this clause 17.6 on demand from BBI.

(c)	BBI need not incur expense or make payment before enforcing this right of indemnity.

17.7	Extent of BAM’s guarantee and indemnity

(a)

Each of the guarantee in clause 17.2 and the indemnity in clause 17.5 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the obligations of BBI Brookfield Acquisition Co 1 or the applicable Brookfield Investor in connection with this agreement, the PD Ports Transaction Sale and Purchase Agreement or any DBCT 49.9% Transaction Document.

(b)

BAM waives any right it has of first requiring BBI to commence proceedings or enforce any other right against BBI Brookfield Acquisition Co 1, the applicable Brookfield Investor or any other person before claiming from BAM under the guarantee in clause 17.2.

17.8	Extent of Brookfield Infrastructure’s guarantee and indemnity

(a)

Each guarantee in clause 17.3 and the indemnity in clause 17.6 is a continuing obligation despite any intervening payment, settlement or other thing and extend to all of the obligations of BBI Brookfield Acquisition Co 2’s or the applicable Brookfield Investor in connection with this agreement, the PD Ports Transaction Sale and Purchase Agreement or any DBCT 49.9% Transaction Document.

(b)

Brookfield Infrastructure waives any right it has of first requiring BBI to commence proceedings or enforce any other right against BBI Brookfield Acquisition Co 2, the applicable Brookfield Investor or any other person before claiming from Brookfield Infrastructure under the guarantee in clause 17.3.

17.9	Payments

Each Guarantor agrees to make payments under its respective Guarantee:

(a)	in full without set-off or counterclaim, and without any deduction in respect of Taxes unless prohibited by law; and

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(b)	in the currency in which the payment is due, and otherwise in Australian dollars, in immediately available funds.

17.10	No merger

(a)	Each Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following:

(i)	any other guarantee, indemnity, mortgage, charge or other encumbrance, or other right or remedy to which BBI or a BBI Indemnified Party is entitled; or

(ii)	a judgment which BBI or a BBI Indemnified Party obtains against the relevant Guarantor, Brookfield or any other person in connection with this agreement.

(b)	BBI may still exercise its rights under each Guarantee as well as under the judgment, mortgage, charge or other encumbrance or the right or remedy.

17.11	Rights of BBI are protected

The rights given to BBI under each Guarantee, and each Guarantor’s liabilities under it, are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by:

(a)	any act or omission:

(i)	varying or replacing in any way and for any reason any agreement or arrangement under which the obligations guaranteed under clauses 17.2 and 17.3 are expressed to be owing;

(ii)	releasing Brookfield or giving Brookfield a concession, waiver or indulgence (such as more time to pay);

(iii)	releasing any person who gives a guarantee or indemnity in connection with any of Brookfield’s obligations;

(iv)	by which a person becomes a Guarantor after the date of this Guarantee;

(v)	by which the obligations of any person who guarantees any of Brookfield’s obligations (including obligations under each Guarantee) may become unenforceable;

(vi)	by which any person who was intended to guarantee any of Brookfield’s obligations does not do so, or does not do so effectively;

(vii)	by which a person who is co-surety or co-indemnifier is discharged under an agreement or by operation of law;

(b)	a person dealing in any way with this agreement or either of the Guarantees;

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(c)	the death, mental or physical disability, or liquidation, administration or insolvency of any person including either Guarantor or Brookfield;

(d)	changes in the membership, name or business of any person; or

(e)	acquiescence, delay or failure by BBI or any other person to do any thing, including without limitation, giving notice to the Guarantor of default by Brookfield; or

(f)	any legal limitation, disability, incapacity or other circumstances related to the Guarantor, Brookfield or any other person.

17.12	Reinstatement of rights

Under any insolvency law a person may claim that a transaction (including a payment) in connection with either Guarantee or this agreement is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(a)	BBI is immediately entitled as against the relevant Guarantor to the rights in connection with the relevant Guarantee or this agreement to which it was entitled immediately before the transaction; and

(b)

on request from BBI, that Guarantor must do anything (including signing any document) to restore to BBI any mortgage, charge or other encumbrance (including the relevant Guarantee) held by it from the Guarantor immediately before the transaction.

The Guarantor’s obligations under this clause are continuing obligations, independent of the Guarantor’s other obligations under its Guarantee and continue after its Guarantee ends.

17.13	Costs

Each Guarantor agrees to pay or reimburse BBI on demand for:

(a)

BBI’s Loss in making, enforcing and doing anything in connection with its respective Guarantee including legal costs in accordance with any written agreement as to legal costs or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)	all duties, fees, Taxes and charges which are payable in connection with its respective Guarantee and indemnity or a payment or receipt or other transaction contemplated by it.

17.14	Limitation of liability

Nothing in this clause 17 is intended to affect, and any obligation or liability imposed under this clause 17 is subject to, the limitation of liability provided for in clause 10.7, which also applies to BAM and Brookfield Infrastructure.

17.15	Principal and independent obligation

This clause 17 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

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17.16	Benefits held on trust

BBI holds the benefit of each indemnity, promise and obligation in this clause 17 expressed to be for the benefit of BBI Port Holdings Pty Limited (ACN 117 391 760), a DBCT Entity or any other BBI Indemnified Party on trust for that party.

17.17	Expiry of this clause

(a)

This clause 17 will cease to be enforceable against BAM and Brookfield Infrastructure and neither BAM nor Brookfield Infrastructure will have any obligations thereunder once Transaction Completion has occurred. To the extent of any inconsistency between this clause 17.17 and any other sub-clause in clause 17, this clause 17.17 is to prevail;

(b)

Notwithstanding clause 14.3, this clause 17 will cease to be enforceable against BAM and Brookfield Infrastructure and neither BAM nor Brookfield Infrastructure will have any obligations under this agreement after termination of this agreement in respect of any breach or failure to perform by Brookfield under or in connection with clauses 11 (Call Option) or 12 (ROFR). To the extent of any inconsistency between this clause 17.17 and any other sub-clause in clause 17 or clause 14.3, this clause 17.17 is to prevail.

18	Notices and other communications

18.1	Form - all communications

Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement must be:

(a)	in writing;

(b)	signed by the sender (if an individual) or an Authorised Officer of the sender; and

(c)	marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

18.2	Delivery

Communications must be:

(a)	left at the address set out or referred to in the Details;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

(c)	sent by fax to the fax number set out or referred to in the Details; or

(d)	given in any other way permitted by law.

However, if the intended recipient has notified a changed address or fax number, then communications must be to that address or fax number.

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18.3	When effective

Communications take effect from the time they are received or taken to be received under clause 18.4 (whichever happens first) unless a later time is specified.

18.4	When taken to be received

Communications are taken to be received:

(a)	if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent.

18.5	Receipt outside business hours

Despite clauses 18.3 and 18.4, if communications are received or taken to be received under clause 18.4 after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

18.6	Service of process

(a)

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address set out or referred to in the Details.

(b)

Brookfield and each Guarantor irrevocably appoints Brookfield Multiplex Limited (ACN 008 687 063), 1 Kent Street, Sydney (marked to the attention of the Chief Financial Officer) as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If Brookfield Multiplex Limited (ACN 008 687 063), 1 Kent Street (marked to the attention of the Chief Financial Officer) , Sydney ceases to be able to act as such or have an address in Australia, Brookfield and each Guarantor agrees to appoint a new process agent in Australia and deliver to BBI within 10 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement. Brookfield and each Guarantor must inform BBI in writing of any change in the address of its process agent within 10 Business Days of the change.

19	Goods and services tax (GST)

19.1	Consideration does not include GST

The consideration specified in this agreement does not include any amount for GST.

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19.2	Recovery of GST

If a supply under this agreement is subject to GST, the recipient must pay to the supplier an additional amount equal to the Amount of the Consideration multiplied by the applicable GST rate.

19.3	Time of payment

The additional amount is payable at the same time as the consideration for the supply is payable or is to be provided. However, the additional amount need not be paid until the supplier gives the recipient a Tax Invoice.

19.4	Adjustment of additional amount

If the additional amount differs from the amount of GST payable by the supplier, the parties must adjust the additional amount.

19.5	Reimbursement

If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the party is entitled to an Input Tax Credit.

19.6	GST Act

Words and expressions which are not defined in this document but which have a defined meeting in the GST Act have the same meaning in clauses 19.1 to 19.5 of this agreement (inclusive) as in the GST Act.

19.7	Survival

This clause will survive termination of this agreement.

20	BBIS limitation of liability

(a)	BBIS enters into this agreement only in its capacity as responsible entity of BBIT.

(b)	Subject to paragraph (c):

(i)

a liability arising under or in connection with this agreement is limited to and can be enforced against BBIS only to the extent to which it can be satisfied out of property of Trust Property out of which BBIS is actually indemnified for the liability. This limitation of BBIS’s liability applies despite any other provision of this agreement and extends to all liabilities and obligations of BBIS in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this agreement; and

(ii)

the other parties to this agreement may not sue BBIS in any capacity other than as responsible entity or trustee of BBIT, including seeking the appointment of a receiver (except in relation to property of BBIT) a liquidator, an administrator or any similar person to BBIS or prove in any liquidation,

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administration or arrangement of or affecting BBIS (except in relation to Trust Property).

(c)

Despite any other provision of this or any other agreement (including a deed or deed poll), paragraph (b) does not apply to any obligation or liability of BBIS to the extent that it is not satisfied because under the BBIT Constitution, or by operation of law, there is a reduction in the extent of BBIS’s indemnification out of the assets of BBIT, as a result of BBIS’s fraud, negligence or breach of trust or if there is a reduction in the extent of BBIS’s indemnification as a result of:

(i)	BBIS’s failure to exercise any right of indemnity it has under the BBIT Constitution, or by law, in respect of that obligation or liability; or

(ii)	BBIS release or waiver of any rights of indemnity it has under the BBIT Constitution in respect of that obligation or liability.

(d)

Other than the Relationship Agreement (which BBIS will enter into both in its personal capacity and in its capacity as responsible entity of BBIT), BBIS is not obliged to enter into any commitment or obligation under this agreement unless its liability is limited in the same manner as in this clause 20.

21	Miscellaneous

21.1	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

21.2	Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

21.3	No liability for loss

A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

21.4	Approvals and consents

By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

21.5	Conflict of interest

The parties’ rights and remedies under this agreement may be exercised even if it involves a conflict of duty or a party has a personal interest in their exercise.

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21.6	Remedies cumulative

The rights and remedies in this agreement are in addition to other rights and remedies given by law independently of this agreement.

21.7	Variation and waiver

A provision of this agreement or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.

21.8	No merger

The warranties, undertakings and indemnities in this agreement do not merge on the Transaction Completion.

21.9	Indemnities

The indemnities in this agreement are continuing obligations, independent from the other obligations of the parties under this agreement and continue after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

21.10	Enforceability

(a)	For the purpose of this agreement:

(i)	BBI is taken to be acting as agent and trustee on behalf of and for the benefit of all BBI Indemnified Parties; and

(ii)	Brookfield is taken to be acting as agent and trustee on behalf of and for the benefit of all Brookfield Indemnified Parties,

and all of those persons are to this extent taken to be parties to this agreement.

(b)

Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, no person other than BBI and Brookfield has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

21.11	Further steps

Each party agrees, at its own expense, to do anything the other party reasonably requests (such as obtaining consents, signing and producing documents and getting documents completed and signed):

(a)	to bind the party and any other person intended to be bound under this agreement; or

(b)	to show whether the party is complying with this agreement.

21.12	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

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21.13	Costs

Subject to clause 10, the parties agree to pay their own legal and other costs and expenses in connection with the preparation, execution and completion of this agreement and other related documentation except for stamp duty.

21.14	Entire agreement

(a)

This agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter (including the Term Sheet).

(b)	The parties hereby terminate:

(i)	the Exclusivity Agreement between BBI and Brookfield dated on or around 27 July 2009;

(ii)	the Term Sheet; and

(iii)	the Confidentiality Undertaking dated 1 July 2009 contained in the letter from BBI to Brookfield,

with effect from the date of this agreement.

21.15	Assignment

(a)

Subject to clause 21.15(b), a party may not assign or otherwise deal with its rights under this agreement or allow any interest in them to arise or be varied in each case, without the consent of the other parties.

(b)

Brookfield may assign all its rights under this agreement (including under clause 2), to one or more wholly owned Subsidiaries of BAM or Brookfield Infrastructure provided, however, that no such transfer or assignment shall relieve the transferor or assignor from liability, unless BBI consents to the transfer or assignment (such consent not to be unreasonably withheld, conditioned or delayed), in which case the transferor or assignor shall be released from liability for the portion assumed by the transferee or assignee. The guarantees and indemnities given by BAM and Brookfield Infrastructure in clause 17 will apply to each applicable transferee or assignee of rights under this agreement and will also continue to apply to Brookfield and the Brookfield Investors in respect of any liabilities or obligations that Brookfield and the Brookfield Investor continues to have under this agreement.

21.16	No representation or reliance

Each party acknowledges that:

(a)

no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement;

(b)

it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this agreement; and

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(c)	paragraphs 21.16(a) and 21.16(b) above do not prejudice any rights a party may have in relation to information which had been filed by the other party with ASIC or ASX.

21.17	Governing law

This agreement is governed by the law in force in the place specified in the Details. Each party submits to the non-exclusive jurisdiction of the courts of that place.

21.18	Counterparts

This agreement may be executed in counterparts. All counterparts when taken together are to be taken to constitute one instrument.

EXECUTED as an agreement

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Implementation Agreement

Schedule 1 - Conditions Precedent (clause 3.1)

Condition		Party entitled to benefit

1	Lender Approvals

(a)

Before 8.00am on the date that falls 7 days before the BBI Securityholder Meetings Date, receipt of all Lender Approvals in respect of the Transaction and the Separation and Internalisation as listed and substantially on the terms set out in Annexure J conditional only, in the case of the Lender Approvals required under the BBI Corporate Debt Documents, on the Effective Time (under and as defined in the Amendment and Restatement Deed which forms Annexure J.1 to this agreement) occurring by 5.00pm on 31 December 2009.

Both

(b)

Before 10.00am on the day before the Transaction Completion Date, the Lender Approvals referred to in (a) above are unconditional in all respects or will remain subject only to the condition that completion of the Transaction (other than the Distribution) occurs.

Both

2	EPS

	Before Transaction Completion, conversion of all of the EPS into BBI Securities in accordance with clause 4.6.	Cannot be waived

3	BBI Securityholder and EPS Holder approval

	BBI Securityholders and the EPS Holders, as applicable, approve the Key Resolutions by the requisite majorities at the BBI Securityholder Meetings and the EPS Holder Meeting.	Cannot be waived

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4	New Zealand Bonds

	Immediately prior to Transaction Completion, the amount outstanding as at the date of this agreement on the New Zealand Bonds remaining outstanding.	Brookfield

5	Regulatory Matters	Both

Before 8.00am on the Transaction Completion Date:

(a)

(ASIC and ASX) ASIC and ASX have issued or provided such consents or approvals or have done such other acts which the parties agree are reasonably necessary or desirable to implement the Transaction; and

	(b) (FIRB approval) either:	Cannot be waived

(i)

the Treasurer (or his delegate) has provided written advice that there are no objections under Australia’s foreign investment policy to the proposed Transaction and such advice is unconditional or subject only to conditions that are immaterial to either of Brookfield, any Brookfield Entity, the BBI Group, AET&D, DBCT and the DBCT Group; or

(ii)

following notice of the proposed Transaction having been given by Brookfield to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cwlth), the Treasurer has ceased to be empowered to make any order under Part II of that Act because of lapse of time; and

(c)

(OIO) Brookfield obtains consent to complete the Transaction under the Overseas Investment Act 2005 (NZ) and the Overseas Investment Regulations 2005 (NZ), such consent being unconditional or subject only to conditions that are immaterial to

Cannot be waived

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either of Brookfield, any Brookfield Entity and the BBI Group; and

(d)

(FERC) Federal Power Act 203 authorization required from FERC (merger and acquisition approval) to implement the Transaction which authorization is unconditional or subject only to conditions that are immaterial to either of Brookfield, any Brookfield Entity or the BBI Group or Cross Sound Cable.

Brookfield

(e)

(Regulatory Authority) all other approvals of a Regulatory Authority which are necessary or Brookfield and BBI agree are desirable to implement the Transaction are obtained (including the approvals of CFIUS) on terms that are unconditional or subject only to conditions that are immaterial to each of Brookfield, any Brookfield Entity, the BBI Group, the Asset Transaction Interests, AET&D, Cross Sound Cable, DBCT, the DBCT Group or PD Ports.

Both

6	No restraint

Immediately before Transaction Completion no Court or Regulatory Authority has (whether pursuant to any formal or informal application or request by a third party, unilaterally, or otherwise) issued or taken steps to issue an order, temporary restraining order, preliminary or permanent injunction, decree or ruling or taken any action enjoining, restraining or otherwise imposing a legal restraint or prohibition preventing the Transaction and no such order, decree, ruling, other action or refusal is in effect.

Both

7	Private Placement

	(a)	Immediately prior to Transaction Completion the Underwriting Agreement not being terminated.	Brookfield

	(b)	Immediately prior to Transaction Completion, the Disclosure Document lodged with ASIC not having being withdrawn.	Brookfield

8	Consent of DBCT Holdings and under BBI

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	Corporate Facilities		Both

In this item 8 of Schedule 1, the term Affiliate is given a meaning such that a person is an “affiliate” of another person, if one is directly or indirectly controlled by that other person or if both are directly or indirectly controlled by another person; and for the purposes of this definition only “control” of a person means (i) the right to elect or appoint a majority of the directors (or persons or entities performing a similar function) of such person, (ii) the ability to otherwise exercise a majority of the voting rights in respect of that person, or (iii) the ability to otherwise control the management of such person whether by virtue of the terms of its constitutional documents, contractual rights, or otherwise; and “controlled” and “controlling” have a corresponding meaning.

In this item 8 of Schedule 1, BAM DBCT Entity means BAM or an Affiliate of BAM provided that:

(a)

such person (i) is not a person whose primary business consists of the handling, storage or transportation of goods in Australia, and (ii) is not a User (as defined in the State Lease) or affiliate of a User; and

	(b)	a majority of the investors in such person are institutional investors who satisfy paragraph (a) above.

(a)	(State Lease): Before 8.00am on the Transaction Completion Date DBCT Holdings provides in writing all consents and waivers necessary for the following matters:

(i)

the grant of an economic interest of up to 49.9% in DBCT to one or more BAM DBCT Entities, including (but not limited to) the issue of the Convertible Notes and entry into the Voting Agreement and the Swap (49.9% Economic Interest);

	(ii)	the transfer of the Convertible Notes issued on Transaction Completion by one or more BAM DBCT Entity to one or more BAM DBCT Entity;

	(iii)	the conversion (by way of transfer of

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DBCT Shares, DBCT Units and Trustee Shares) of the 49.9% Economic Interest into a direct holding of up to 49.9% of the DBCT Shares, DBCT Units and Trustee Shares on or after the date of Transaction Completion;

(iv)

following conversion of the Convertible Notes issued on Transaction Completion, the transfer of the converted DBCT Shares, DBCT Units and Trustee Shares by one or more BAM DBCT Entity to one or more BAM DBCT Entity on or after the date of Transaction Completion.

(v)

the grant of a second ranking security interest over up to 49.9% of the DBCT Shares, DBCT Units and DBCT Trustee Shares to a security trustee in favour of one or more of any BAM DBCT Entities on or after Transaction Completion.

(vi) the acquisition by one or more Brookfield Entities of up to 39.9%, on a fully diluted basis, of the BBI Securities.

(vii)

the acquisition by the directors of BBIS of shares in BBIS as part of the internalisation of BBIS and any subsequent change in ownership of shares in BBIS following this internalisation to reflect a change in directors of BBISL, in each case on terms which do not involve any material changes to the terms of the DBCT Agreements (as at the date of this agreement) other than changes acceptable to both BBI and Brookfield.

(b)	(BBI Corporate Facility): Before 8.00am on the Transaction Completion Date BBI Lenders provide in writing all consents and waivers necessary for the following:

(i)

the grant of an economic interest of up to 49.9% in DBCT to one or more Brookfield Entity, including (but not limited to) the issue of the Convertible Notes and entry into the Voting Agreement and the Swap

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(49.9% Economic Interest);

	(ii)	the transfer of the Convertible Notes issued on Transaction Completion by Brookfield Entities to any Affiliate or any third party;

(iii)

the conversion (by way of transfer of DBCT Shares, DBCT Units and Trustee Shares or by way of the issue of new shares and units in DBCT Management, the DBCT Trust and the DBCT Trustee) of the 49.9% Economic Interest held by any Brookfield Entity, its Affiliates and/or third parties into a direct holding of up to 49.9% of the DBCT Shares, DBCT Units and Trustee Shares on or after the date of Transaction Completion;

(iv)

following conversion of the Convertible Notes issued on Transaction Completion, the transfer of the converted DBCT Shares, DBCT Units and Trustee Shares by any Brookfield Entity its Affiliates and/or third parties to any Affiliate or any third party on or after the date of Transaction Completion;

(v)

the grant of a second ranking security interest over up to 49.9% of the DBCT Shares, DBCT Units and Trustee Shares to a security trustee in favour of one or more of Brookfield, its Affiliates and/or any third party on or after the date of Transaction Completion.

9	PD Ports

(a)

Immediately prior to Transaction Completion, the satisfaction or waiver (in accordance with clause 4.4 of the PD Ports Transaction Sale and Purchase Agreement as if set out herein) of the sale conditions set out in Schedule 2 of the PD Ports Transaction Sale and Purchase Agreement (other than item 1 in Schedule 2 of that agreement); and

Both

	(b)	As at immediately prior to Transaction Completion:

In respect of 5.4 (Brookfield

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(i) if the PD Ports Transaction Sale and Purchase Agreement has been executed by each of the parties to it and taken effect, that the PD Ports Transaction Sale and Purchase Agreement has not been terminated pursuant to clauses 5.4 (to be read as if “Signing” is a reference to the date of this agreement and “Completion” is Transaction Completion), 6.4(c) or 7.2 of the PD Ports Transaction Sale and Purchase Agreement;

(ii) if the PD Ports Transaction Sale and Purchase Agreement has not been executed by each of the parties to it and taken effect:

only), in respect of 6.4(c) (the party that is not failing to complete) and in respect of 7.2 (Brookfield only).

(A) that no events or circumstances have occurred which would have entitled the Buyers (as such term is defined in the PD Ports Transaction Sale and Purchase Agreement), had they been incorporated or established, to terminate the PD Ports Transaction Sale and Purchase Agreement pursuant to clauses 5.4 (to be read as if “Signing” is a reference to the date of this agreement and “Completion” is Transaction Completion) or 7.2 of the PD Ports Transaction Sale and Purchase Agreement had the PD Ports Transaction Sale and Purchase Agreement been executed; or

Brookfield

(B) none of the statements set out in Part A of Schedule 6 of the PD Ports Transaction Sale and Purchase Agreement (other than paragraphs 2.2(a), 2.2(d), 2.3(a) and 2.5 (in so far as the new Memorandum and Articles (as defined in the PD Ports Transaction Sale and Purchase Agreement) are adopted pursuant to the PD Ports Reorganisation Steps) and 2.6 (insofar as it related to the identity of the

Brookfield

Implementation Agreement	85

directors, the company secretary and the auditors)) (PD Ports Warranties) as qualified in the manner set out in clauses 10.1 and 10.2 and Schedule 8 of the PD Ports Transaction Sale and Purchase Agreement has become untrue, incorrect or misleading in a respect that has, or could reasonably be expected to have, either alone, or when aggregated with all other untrue, incorrect or misleading PD Ports Warranties, either:

(aa) resulted in a BBI Material Adverse Change; or

(bb) a material adverse effect to any of Brookfield, and any Brookfield Entity or PD Ports determined by comparison of the position that those entities would have been in immediately following Transaction Completion (had it occurred) after the breach to the position they would have been in had Transaction Completion occurred and there had not been the breach.

10	DBCT Representations and Warranties

As at immediately prior to Transaction Completion none of the statements set out in Schedule 4 of the Voting Agreement reading those warranties as if each reference to the date of the Voting Agreement was instead a reference to the date of this agreement (DBCT Warranties) as qualified in the manner set out in Schedule 4 of the Voting Agreement has become untrue, incorrect or misleading in a respect that has, or could reasonably be expected to have, either alone, or when aggregated with all other untrue, incorrect or misleading DBCT Warranties, either:

Both

	(a)	resulted in a BBI Material Adverse Change; or

Implementation Agreement	86

(b)

a material adverse effect to any of Brookfield, any Brookfield Entity, DBCT and the DBCT Group determined by comparison of the position that those entities would have been in immediately following Transaction Completion (had it occurred) after the breach to the position they would have been in had Transaction Completion occurred and there had not been the breach.

11	Third party consents

	All other approvals of a third party which are:	Both

(a) necessary; or

(b) Brookfield and BBI agree are desirable,

to implement the Transaction are obtained immediately prior to Transaction Completion (any approvals or consents to be in a form satisfactory to Brookfield and BBI acting reasonably provided any such consent or approval does not impose any material requirements or obligations on either Brookfield or BBI). The parties acknowledge and agree that nothing in any other condition precedent is intended to narrow the interpretation of this condition precedent 11 provided that if the parties expressly agreed prior to signing not to seek a specific approval from a third party, that approval may not be made the subject of this condition precedent.

12	Independent Expert

The Independent Expert issues a report which concludes that the Recapitalisation is fair and reasonable for BBI Securityholders and that the Recapitalisation is fair and reasonable for EPS Holders before the date on which the Explanatory Statement is lodged with ASIC and given to ASX, and has not adversely changed, qualified or amended those conclusions or withdrawn its report prior to 8.00am on the BBI Securityholder Meeting Date.

BBI

13	No BBI Prescribed Event

	No BBI Prescribed Event occurs between the date of this agreement and immediately before	Brookfield

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Transaction Completion.

14	No BBI Material Adverse Change

	No BBI Material Adverse Change occurs between the date of this agreement and immediately before Transaction Completion.	Brookfield

15	Quotation

	In principle approval being received by BBI from ASX indicating that it will grant Official Quotation to the Subscription Securities before 8.00am on the Transaction Completion Date.	Brookfield

16	No termination

	This agreement has not been terminated in accordance with clause 14.	Both

17	Representations and Warranties

As at immediately before Transaction Completion none of the statements set out in Schedule 5 (BBI Warranties) as qualified in the manner set out in clause 13.2 has become untrue, incorrect or misleading in a respect that has, or could reasonably be expected to have, either alone, or when aggregated with all other untrue, incorrect or misleading BBI Warranties, either:

Brookfield

(a) resulted in a BBI Material Adverse Change; or

(b)

a material adverse effect to any of Brookfield or any Brookfield Entity determined by comparison of the position that those entities would have been in immediately following Transaction Completion (had it occurred) after the breach to the position they would have been in had Transaction Completion occurred and there had not been the breach.

18	Representations and Warranties

As at immediately prior to Transaction Completion none of the statements set out in Schedule 6 has become untrue, incorrect or misleading in a respect that has, or would reasonably be expected to have, either alone, or when aggregated with all other untrue, incorrect or misleading statements, resulted in a material adverse effect to any of BBI or any

BBI

Implementation Agreement	88

BBI Entity.

19	Analysis

The results of the analysis undertaken pursuant to clause 17 of Schedule 3 not in any way being adverse to Brookfield or any other Brookfield Entity (in the opinion of Brookfield, acting reasonably).

The parties agree that if in Brookfield’s opinion (acting reasonably):

Brookfield

(a) BBI constitutes an investment company under the U.S. Investment Company Act, at any time on or following Transaction Completion; or

(b)

the Brookfield Entities that will be issued Placement Securities will not “control primarily” (for the purposes of Rule 3a-1 under the ICA) BBI,

the results of the analysis undertaken pursuant to clause 17 of Schedule 3 will be adverse to Brookfield or any other Brookfield Entity.

20	European Commission

Before 8.00am on the Transaction Completion Date:

(a)

It being established in terms satisfactory to Brookfield (in its absolute discretion) that it is not the intention of the European Commission to initiate proceedings under Article 6 (1)(c) of Council Regulation 139/2004.

Brookfield

(b)

To the extent that the competent authorities of one or more EU Member States exercises jurisdiction over any aspect of the Transaction, it is established in terms satisfactory to Brookfield (in its absolute discretion) that the Transaction has received substantive approval in the Member State(s) concerned.

Brookfield

21	DBCT Native Title Claims

Prior to Transaction Completion the completion by Brookfield of a due diligence investigation in respect of the status of the continued existence of any native title (if any) in relation to the properties (or any land or waters used in conjunction with the

Brookfield

Implementation Agreement	89

properties) occupied by the DBCT Entities, and such investigation not revealing any facts, matters or circumstances which Brookfield reasonably believes give rise to a real risk of a material adverse effect on the financial results, operation, use or occupation of such property by the DBCT Entities.

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Schedule 2 - Timetable (clause 5.1)

Event	Indicative Date
Execution of Implementation Agreement and Subscription Agreement	8 October 2009
Announcement of the Transaction	8 October 2009
Lodge Disclosure Document with ASIC	8 October 2009
Institutional Placement	8 to 9 October 2009
Record Date for SPP	7.00pm, 8 October 2009
Notice of Meeting and Independent Expert’s Report despatched to Securityholders	16 October 2009
Despatch of Disclosure Document to Securityholders	16 October 2009
BBI Securityholder Meeting, EPS Securityholder Meeting	16 November 2009
Distribution Record Date and EPS Dividend Record Date	7.00pm, 16 November 2009
SPP offer period	16 October to 12 November 2009
Settlement of Institution Placement Completion, SPP Settlement	19 November 2009
Private Placement funds into Settlement Agent account	19 November 2009
EPS conversion date	20 November 2009
Transaction Completion	20 November 2009
Allotment of BBI Securities under the Private Placement and Institutional Placement	20 November 2009
BBI Securities issued under the Private Placement and the Institutional Placement commence trading on ASX	23 November 2009
Allotment of BBI Securities issued under the SPP	23 November 2009
BBI Securities issued under the SPP commence trading on ASX	23 November 2009
Consolidation of BBI Securities (if required resolution passed)	23 November 2009
Distribution and EPS Dividend payment made	25 November 2009

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Implementation Agreement

Schedule 3 - BBI’s Obligations (clause 6.1)

1

(BBI Information) ensure that the Explanatory Statement and the Disclosure Document complies with applicable law, the Listing Rules and applicable ASIC Regulatory Guides, including providing to Brookfield and BBI Securityholders such further or new information as may arise after despatch of the Explanatory Statement or lodgement of the Disclosure Document as may be necessary to ensure that the Explanatory Statement and the Disclosure Document are not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission).

2

(Independent Expert) promptly appoint the Independent Expert and provide any assistance and information reasonably requested by the Independent Expert to enable it to prepare the Independent Expert’s Report.

3	(Provide a copy of the report) on receipt, provide Brookfield with a copy of any draft or final report received from the Independent Expert.

4

(Directors’ recommendation) subject to clause 9.7, state in the Explanatory Statement and the public announcement contemplated by clause 15.1 (on the basis of statements made to BBI by each member of the BBI Boards) and, to the extent applicable, at the BBI Securityholder Meetings and the EPS Holder Meeting, procure that the Chairman states that each of the directors of the BBI Boards recommends to BBI Securityholders that the resolutions in connection with the Transaction submitted to BBI Securityholders for their approval at the BBI Securityholder Meetings and to EPS Holders for their approval at the EPS Holder Meeting be approved in the absence of a Superior Proposal.

5

(Directors’ voting) use its reasonable endeavours to procure that each member of the BBI Boards vote any BBI Securities or EPS (as applicable) in which they have a Relevant Interest in favour of the resolutions in connection with the Transaction submitted to BBI Securityholders for their approval at the BBI Securityholder Meetings and to EPS Holders for their approval at the EPS Holder Meeting (as applicable), and that each member of the BBI Boards does not change that voting intention unless a Superior Proposal arises or in the other circumstances in which the BBI Boards have changed or modified their recommendations as permitted by clause 9.7.

6	(Implementation of the Distribution) subject to the satisfaction or waiver of all Conditions Precedent and Transaction Completion occurring, make the Distribution in accordance with the Timetable.

7	(Send Explanatory Statement) send the Explanatory Statement to BBI Securityholders as soon as reasonable practicable and in accordance with the Timetable.

8

(BBI Securityholder Meetings and EPS Holder Meeting) convene the BBI Securityholder Meetings and the EPS Holder Meeting and seek the approval of BBI Securityholders for the resolutions referred to in the definition of ‘BBI Securityholder Meetings’ and the EPS Holders for the resolutions referred to in the definition of ‘EPS Holder Meeting’ and, for this purpose, the directors of BBI must participate in reasonable efforts to promote the merits of the Transaction,

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including meeting with key BBI Securityholders and EPS Holders at the reasonable request of Brookfield unless a Superior Proposal arises or in the other circumstances in which the BBI Boards have changed or modified their recommendations as permitted by clause 9.7.

9	(EPS) issue an irrevocable notice of conversion, make the EPS Dividend Payment and convert the EPS into BBI Securities in accordance with clause 4.6 .

10

(Regulatory Approvals) promptly apply for all relevant Regulatory Approvals, and take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time;

11

(Lodge amended BBI Constitutions) lodge the amended BBIT Constitution in accordance with section 601GC(2) of the Corporations Act as soon as reasonably practicable following the BBI Securityholder Meetings, and in any event within 14 days after the resolution approving the amended BBIT Constitution is passed.

12	(Other steps) do all other things necessary to give effect to the Transaction and the resolutions of BBI Securityholders in connection with the Transaction.

13

(Institutional Placement support) the directors of BBI must participate in reasonable efforts to promote the merits of the Institutional Placement, including meeting with key BBI Securityholders at the reasonable request of Brookfield.

14	(PFIC) will use all reasonable endeavours to ensure that on the Transaction Completion Date BBI is not classified as PFICs for US tax purposes.

15

(40 Act) will use all reasonable endeavours to ensure that, on Transaction Completion BBI does not constitute an “investment company” as that term is defined in the Investment Company Act of 1940 (and the regulations promulgated thereunder) (“investment company”), and upon request, will provide regular updates to Brookfield with respect to BBI’s endeavours in that respect and BBI’s expectations as to whether it will constitute an “investment company” on Transaction Completion;

16

(No partnership) will take measures (whether through an agreement with the IRS or through affirmative actions to fail the publicly traded partnership test) so that BBIT is classified as a corporation and not a partnership for US tax purposes prior to Brookfield’s subscription for Placement Securities.

17	(Analysis) will, prior to Brookfield’s subscription for Placement Securities:

(a)

perform, together with Brookfield, a “40 Act” analysis (including an analysis in respect of BBI, Brookfield Infrastructure and any Brookfield Entities that will be issued Placement Securities under the ICA (including (i) as to whether BBI will constitute an investment company on and from Transaction Completion, and (ii) as to whether or not the Brookfield Entities that will be issued Placement Securities “control primarily” (for the purposes of Rule 3a-1 under the ICA) BBI) and provide it to Brookfield;

(b)

perform, together with its advisors, an analysis of whether the acquisition or transfer of BBI Securities by Brookfield at the Transaction Completion Date will be subject to stamp duty levied by an Australian State or Territory and provide it to Brookfield;

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(c)	perform, together with its advisors, a PFIC test for BBI and provide it to Brookfield.

18	(Estimate of costs and expenses) will, prior to the Transaction Completion Date and as soon as practicable after entry into this agreement:

(a)

carry out a review of its and PD Ports’ records, and make all reasonable enquiries of PD Ports management, to ascertain the type, number and quantum of advisory fees and other costs that would become payable by BBI upon a sale by BBI of PD Ports during the Call Option Period (“Call Option Sale Costs”);

(b)	prepare a document summarising the Call Option Sale Costs; and

(c)	provide a copy of the document referred to in paragraph (b) above to Brookfield.

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Implementation Agreement

Schedule 4 - Brookfield’s Obligations (clause 6.2)

1

(Brookfield Information) provide to BBI the Brookfield Information for inclusion in the Explanatory Statement and the Disclosure Document, and ensure that the information is not false, misleading or deceptive in any material respects (including because of any material omission).

2	(Further Brookfield Information) provide to BBI such further or new Brookfield Information as may arise after the:

(a)

Explanatory Statement has been sent until the date of the BBI Securityholder Meeting as may be necessary to ensure that the Brookfield Information contained in the Explanatory Statement is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission); and

(b)

Disclosure Document has been lodged with ASC until the completion of the Transaction as may be necessary to ensure that the Brookfield Information contained in the Disclosure Document is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission).

3

(Regulatory Approvals) promptly apply for all relevant Regulatory Approvals, and take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time.

4	(Other steps) do all other things necessary to give effect to the Transaction.

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Implementation Agreement

Schedule 5 - BBI’s representations and warranties (clause 13.1)

1	(Incorporation) it is a valid existing corporation registered under the laws of its place of incorporation.

2	(Execution) the execution and delivery of this agreement has been properly authorised by all necessary corporate action of BBI.

3

(Corporate power) it has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement in accordance with its terms.

4	(Binding obligations) (subject to laws generally affecting creditors’ rights and the principles of equity) this agreement constitutes legal, valid and binding obligations on it.

5

(Explanatory Statement and Disclosure Document) the Explanatory Statement and the Disclosure Document will not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements and will comply, in all material respects, with the requirements of the Corporations Act, the Listing Rules and all relevant regulatory guides, practice notes and other guidelines and requirements of ASIC.

6

(Reliance) the information contained in the Explanatory Statement and the Disclosure Document will be included in good faith and on the understanding that Brookfield and its directors will rely on that information for the purposes of considering and approving the Brookfield Information in those documents and implementing the Transaction.

7

(Further information ) BBI will, as a continuing obligation, provide to Brookfield all such further or new information which may arise after the date of the Explanatory Statement or the Disclosure Document (as applicable) which may be necessary to ensure that there would be no breach of clause 5 of this Schedule 5 if it applied as at the date upon which that information arose.

8

(Continuous disclosure) BBI is not currently, and so far as BBI is aware having made due enquiry has not in the past been, in breach of its continuous disclosure obligations under the Listing Rules (and has not received notice of, and is not otherwise aware of, any threatened litigation or proceedings against it in relation to such a breach), and is not relying on the carve-out in Listing Rule 3.1A to withhold any information from disclosure.

9

(Accurate) so far as BBI is aware all historical or current information in the Data Room prepared by or on behalf of BBI is accurate and is not misleading or deceptive, whether by way of omission or otherwise provided that no warranty is given in relation to forward looking statements or forward looking opinions.

10

(Provision of information to Independent Expert) all information provided by or on behalf of BBI to the Independent Expert to enable the Independent Expert’s Report to be prepared and completed will be provided in good faith and on the

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understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s report.

11

(Compliance) it and its Subsidiaries and sub-trusts have complied in all material respects with all material Australian and foreign laws and regulations applicable to them and orders of Australian and foreign governmental agencies having jurisdiction over them and have all material licenses, permits and franchises necessary for them to conduct their respective businesses as presently being conducted.

12

(No default) neither it nor any of its Subsidiaries or sub-trusts is in default under any document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party thereto a termination right or right to accelerate any right or obligation, under any such document or agreement with such an effect, in all cases which results, or is reasonably likely to result, in BBI Material Adverse Change.

13

(Disclosure Material): BBI did not deliberately or knowingly include anything misleading in the Data Room or the Due Diligence Q&A, or deliberately, knowingly or recklessly omit anything material (in the context of the Private Placement, or the Transaction) from the Data Room or the Due Diligence Q&A, and that all the information provided to Brookfield by BBI under the Data Room and the or the Due Diligence Q&A has been prepared and provided in good faith.

14	(BBIT existence) BBIT has been duly established and has not been terminated.

15	(Sole trustee) BBIS is the only trustee and responsible entity of BBIT.

16	(Appointment and no removal) BBIS has been validly appointed as trustee and responsible entity of BBIT and no action has been taken or proposed to remove it as trustee or responsible entity of BBIT.

17	(No termination) no action has been taken or proposed to, either:

(a)	terminate the BBIT; or

(b)	wind-up BBIT whether under Chapter 5C of the Corporations Act or otherwise; and

18

(Disclosure of terms) subject to the amendments to the BBIT Constitution contemplated by this agreement, true copies of the BBIT Constitution (including any amending documents) have been provided to Brookfield, and the BBIT Constitution discloses all the terms of the BBIT.

19	(Power) BBIS has power under the terms of the BBIT to enter into the documents to which it is a party and comply with its obligations under them.

20

(Authorisations) BBIS has in full force and effect the authorisations necessary for it to enter into the documents to which it is a party, perform obligations under them and allow them to be enforced (including any authorisation required under the BBIT Constitution and the constitution of BBIS constitution (if any).

21	(Exercise of powers) BBIS has not exercised its powers under the BBIT Constitution to release, abandon or restrict any power conferred on it by the BBIT Constitution.

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22	(No default) BBIS is not in default under the BBIT Constitution.

23	(Benefit) entry into the documents to which BBIS is a party is a valid exercise of BBIS’s powers under the BBIT Constitution for the benefit of the beneficiaries.

24

(Indemnity) BBIS has a right to be fully indemnified out of the Trust Property in respect of obligations incurred by it under the documents to which it is a party, and there is nothing that would prevent BBIS from being fully indemnified out of Trust Property for any obligations under or in connection with this agreement, the Transaction, or any of the transactions contemplated by this agreement.

25

(Adequacy of Trust Property) the Trust Property is sufficient to satisfy its right of indemnity in respect of all obligations under or in connection with the Transaction Documents or any transaction contemplated by them in respect of which BBIS has a right to be indemnified out of the Trust Property.

26	(End of Year) BBI’s year end for U.S. federal income tax purposes is June 30, 2009.

27	(Separation and Internalisation) that upon receipt of Lender approval, the Separation and Internalisation Agreements will be unconditional.

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Implementation Agreement

Schedule 6 - Brookfield’s representations and warranties (clause 13.4)

1	(Incorporation) it is a valid existing corporation registered under the laws of its place of incorporation.

2	(Execution) the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Brookfield.

3

(Corporate power) it has full corporate power and lawful authority to execute and deliver this agreement and to consummate and perform or cause to be performed its obligations under this agreement in accordance with its terms.

4	(Binding obligations) (subject to laws generally affecting creditors’ rights and the principles of equity) this agreement constitutes legal, valid and binding obligations on it.

5

(Reliance) the Brookfield Information provided to BBI for inclusion in the Explanatory Statement and the Disclosure Document will be provided in good faith and on the understanding that BBI and its directors will rely on that information for the purposes of preparing the Explanatory Statement, the Disclosure Document and proposing and implementing the Transaction.

6

(Brookfield Information) the Brookfield Information included in the Explanatory Statement and the Disclosure Document, as at the date of the Explanatory Statement and the Disclosure Document respectively, will not contain any material statement which is misleading or deceptive nor contain any material omission having regard to applicable disclosure requirements.

7

(Further information) Brookfield will, as a continuing obligation up to the Transaction Completion Date, provide to BBI all such further or new information which may arise after the date of the Explanatory Statement and the Disclosure Document (as applicable) which may be necessary to ensure that there would be no breach of clause 6 if it applied as at the date on which that information arose.

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Implementation Agreement

Signing page

DATED: October 8, 2009

SIGNED by	)
)
)
as attorney for BABCOCK &	)
BROWN INVESTOR SERVICES	)
LIMITED (ABN 67 099 717 638 -)
AFSL 219 673) (AS RESPONSIBLE	)
ENTITY OF THE BABCOCK &	)
BROWN INFRASTRUCTURE	)	“Michael Ryan”
TRUST (ARSN 100 375 479)) under	)	By executing this agreement the
power of attorney dated 7 October 2009)		attorney states that the attorney has
in the presence of:	)	received no notice of revocation of the
	)	power of attorney

“Daniel Krutik”
Signature of witness

Daniel Krutik
Name of witness (block letters)

SIGNED by	)
)
as attorney for BABCOCK &	)
BROWN INFRASTRUCTURE	)
LIMITED (ABN 61 100 364 234))
under power of attorney dated	)
7 October 2009 in the presence of:	)
)
	)	“Michael Ryan”
“Daniel Krutik”	)	By executing this agreement the
Signature of witness	)	attorney states that the attorney has
	)	received no notice of revocation of the
Daniel Krutik	)	power of attorney
Name of witness (block letters)

Implementation Agreement	100

SIGNED for and on behalf of	)
Burgundy Acquisitions I Limited by	)
its duly authorised representatives in the	)	“George Alexander Gleadall”
presence of:	)	Representative’s signature
)
	)	Director
	)	Representative’s office
“Kerry-Ann Cato”	)
Witness’ signature	)	George Alexander Gleadall
	)	Representative’s full name
Attorney at Law	)
Witness’ office	)
	)	“Gregory Ernest Alexander Morrison”
Kerry-Ann Cato	)	Representative’s signature
Witness’ full name	)
	)	Director
	)	Representative’s office
“Jane Sheere”	)
Witness’ signature	)	Gregory Ernest Alexander Morrison
	)	Representative’s full name
Secretary of the general partner	)
Witness’ office	)
)
Jane Irene Sheere	)
Witness’ full name	)

Implementation Agreement	101

SIGNED for and on behalf of	)
Burgundy Infrastructure	)
Acquisition II Limited by its duly	)	“George Alexander Gleadall”
authorised representatives in the	)	Representative’s signature
presence of:	)
	)	Director
	)	Representative’s office
)
“Kerry-Ann Cato”	)	George Alexander Gleadall
Witness’ signature	)	Representative’s full name
)
Attorney at Law	)
Witness’ office	)	“Gregory Ernest Alexander Morrison”
	)	Representative’s signature
)
Kerry-Ann Cato	)	Director
Witness’ full name	)	Representative’s office
)
“Jane Sheere”	)	Gregory Ernest Alexander Morrison
Witness’ signature	)	Representative’s full name
)
Secretary of the general partner	)
Witness’ office	)
)
Jane Irene Sheere	)
Witness’ full name	)

Implementation Agreement	102

SIGNED for and on behalf of	)
Brookfield Asset Management, Inc.	)
by its duly authorised representatives in	)	“Sam Pollock”
the presence of:	)	Representative’s signature
)
	)	Senior Managing Partner
	)	Representative’s office
“Richard J. Wyruch”	)
Witness’ signature	)	Sam Pollock
	)	Representative’s full name
Assistant General Counsel	)
Witness’ office	)
	)	“Jeffrey M. Blidner”
Richard J. Wyruch	)	Representative’s signature
Witness’ full name	)
	)	Senior Managing Partner
	)	Representative’s office
)
	)	Jeffrey M. Blidner
	)	Representative’s full name
)
)
)
)

Implementation Agreement	103

SIGNED for and on behalf of	)
Brookfield Infrastructure L.P. by its	)
duly authorised representatives in the	)	“Alexander Erskine”
presence of:	)	Representative’s signature
)
	)	Director of the General Partner, by its General Partner
	)	Representative’s office
“Suzette Pryce”	)
Witness’ signature	)	Alexander Erskine
	)	Representative’s full name
Executive Secretary	)
Witness’ office	)
	)	“Gregory E.A. Morrison”
Suzette Pryce	)	Representative’s signature
Witness’ full name	)
	)	Vice President of the General Partner
“Jane Sheere”	)	Representative’s office
Witness’ signature	)
	)	Gregory E.A. Morrison
Secretary of the general partner	)	Representative’s full name
Witness’ office	)
)
Jane Irene Sheere	)
Witness’ full name	)

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